Exhibit 10.1

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

Dated as of September 22, 2020

between

TRANSATLANTIC PETROLEUM LTD.,
as Borrower

and
DALEA INVESTMENT GROUP, LLC,
as Lender

TABLE OF CONTENTS

Page

Article I.	DEFINITIONS; PRINCIPLES OF CONSTRUCTION1
Section 1.1	Definitions1
Section 1.2	Principles of Construction9
Section 1.3	Lender’s Discretion9
Section 1.4	Changes in GAAP9
Article II.	THE LOAN9
Section 2.1	The Loan9
Section 2.2	Interest Rate10
Section 2.3	Prepayments12
Article III.	DENIZBANK LOAN12
Article IV.	PLEDGE AND GRANT OF SECURITY INTEREST12
Section 4.1	Pledge and Grant of Security Interest12
Section 4.2	Delivery and Registration of Pledged Stocks13
Section 4.3	Voting Rights and Distributions With Respect to Pledged Stocks14
Section 4.4	Borrower Remains Liable14
Section 4.5	Possession of Collateral by Lender14
Article V.	REPRESENTATIONS AND WARRANTIES14
Section 5.1	Borrower Representations14
Section 5.2	Survival of Representations18
Article VI.	BORROWER COVENANTS18
Section 6.1	Borrower Affirmative Covenants18
Section 6.2	Borrower Negative Covenants20
Article VII.	BUDGET24
Section 7.1	Budget24
Section 7.2	Budget Line Items24
Article VIII.	DEFAULTS24
Section 8.1	Events of Default24
Section 8.2	Remedies27
Section 8.3	Remedies Cumulative28

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Article IX.	MISCELLANEOUS28
Section 9.1	Successors and Assigns28
Section 9.2	Governing Law29
Section 9.3	Jurisdiction, Venue and Consent of Process29
Section 9.4	Amendments30
Section 9.5	Delay Not a Waiver30
Section 9.6	Notices30
Section 9.7	Trial by Jury31
Section 9.8	Headings31
Section 9.9	Severability31
Section 9.10	Preferences32
Section 9.11	Waiver of Notice32
Section 9.12	Expenses32
Section 9.13	Indemnity32
Section 9.14	Schedules and Exhibits Incorporated33
Section 9.15	No Joint Venture or Partnership; No Third-Party Beneficiaries; Waiver of Consequential Damages33
Section 9.16	Waiver of Offsets/Defenses/Counterclaims33
Section 9.17	Conflict; Construction of Documents; Reliance34
Section 9.18	Brokers and Financial Advisors34
Section 9.19	Recourse34
Section 9.20	Prior Agreements34
Section 9.21	Time is of the Essence34
Section 9.22	Set Off34
Section 9.23	Records35
Section 9.24	Counterparts; Electronic Delivery of Signature Pages35

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EXHIBITS AND SCHEDULES

Exhibit AForm of Promissory Note

Exhibit B-1Form of Guarantee of TransAtlantic Worldwide, Ltd.

Exhibit B-2Form of Form of Guarantee of TransAtlantic Petroleum (USA) Corp.

Exhibit CForm of Request for Loan Advance

Schedule 1.1Permitted Encumbrances

Schedule 2.1Loan Advance Conditions

Schedule 5.1.7(b)Filing Offices

Schedule 5.1.7(c)Pledged Stock

Schedule 6.2.6Permitted Indebtedness

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LOAN AND SECURITY AGREEMENT

THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT, dated as of September 22, 2020 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), by and between DALEA INVESTMENT GROUP, LLC, a Texas limited liability company (“Lender”), having an address at 16803 Dallas Parkway, Addison, Texas 75001, and TRANSATLANTIC PETROLEUM LTD., a Bermuda limited company (“Borrower”), having its principal place of business at 16803 Dallas Parkway, Addison, Texas 75001 amends and restates that certain Loan and Security Agreement, dated as of August 7, 2020 by and between Lender and Borrower (the “Existing Credit Agreement”).  All capitalized terms used herein shall have the respective meanings set forth in Article I hereof.

RECITALS:

WHEREAS, an Affiliate of Lender entered into that certain Agreement and Plan of Merger, dated as of August 7, 2020 with Borrower (the “Merger Agreement”), pursuant to which Borrower will merge with and into a subsidiary of an Affiliate of Lender.

WHEREAS, Borrower has requested Lender to (a) make a loan to Borrower in an aggregate principal amount of up to EIGHT MILLION AND NO/100 DOLLARS ($8,000,000.00) to finance the working capital needs of Borrower and its Subsidiaries and as otherwise permitted by this Agreement, and (b) cause the Denizbank Pledges to be continued in order to secure the Denizbank Credit Agreement, and Lender is willing to make such loan and cause the Denizbank Pledges to be continued, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, represent and warrant as follows:

Article I.  DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1Definitions

.

The following terms shall have the following meanings:

Accounting Rules:  with respect to Borrower, when applicable, GAAP, or such other consistently applied accounting methods requested by Borrower and consented to in writing by Lender in its reasonable discretion.

Affiliate:  as to any Person, any other Person that, directly or indirectly, owns more than ten percent (10%) of, is in Control of, is Controlled by or is under common ownership or Control with such Person or is a director or officer of such Person or of an Affiliate of such Person.

Agreement:  has the meaning set forth in the Preamble hereto.

Anti-Money Laundering Laws:  the USA PATRIOT Act and the Bank Secrecy Act and similar Laws relating to anti-money laundering or terrorist financing.

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Loan Agreement

Bankruptcy Code:  Title 11 of the United States Code entitled “Bankruptcy” as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any applicable comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights.

Borrower:  has the meaning set forth in the Preamble hereto.

Budget:  the working capital budget for Borrower and its Subsidiaries specifying (i) all costs and expenses of every kind and nature whatever to be incurred by Borrower and its Subsidiaries until the Maturity Date, and (ii) all sources of funds to pay such costs and expenses, as same may be amended from time to time as provided for herein.

Budget Line Item:  has the meaning set forth in Section 7.2(a) hereof.

Business Day:  any day (other than a Saturday or Sunday) on which the Federal Reserve Bank of Dallas, Texas is open.

Capital Expenditures:  for any period shall mean amounts expended by Borrower for replacements and alterations that are required to be capitalized according to GAAP.

Capital Stock:  any and all shares, interests, participations, units or other equivalents (however designated) of capital stock of a corporation, membership interests in a limited liability company, partnership interests of a limited partnership, any and all equivalent ownership interests in a Person, and in each case any and all warrants, rights or options to purchase, and all conversion or exchange rights, voting rights, calls or rights of any character with respect to, any of the foregoing.

Closing Date:  means August 7, 2020.

Code:  the U.S. Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

Collateral:  means all of Borrower’s present and future accounts, chattel paper (including electronic chattel paper), commercial tort claims, commodity accounts, commodity contracts, contracts receivable, deposit accounts, documents, financial assets, general intangibles, instruments, investment property (including the Pledged Stocks), letters of credit, letter of credit rights, payment intangibles, securities, notes receivable, choses of action, security accounts and security entitlements , now or hereafter owned, held or acquired.  The term Collateral, as used herein, shall also include all supporting obligations, products and proceeds of all of the foregoing (including without limitation, insurance payable by reason of loss or damage to the foregoing property) and any assets securities, guaranties or monies of Borrower which may at any time come into the possession of Lender.

Collateral Documents:  the Guarantees and all other security agreements, pledge agreements, assignments, financing statements and other documents as shall from time to time secure or relate to the Debt or any part thereof.

Commitment Amount:  has the meaning set forth in Section 2.1.2 hereof.

Commitment Termination Date:  The earliest to occur of (i) February 28, 2021, and (ii) the date on which Lender shall have made an aggregate principal amount of Loan Advances to Borrower in an amount equal to the Commitment Amount.

Control:  the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through occupation of board or other directing/management positions, ownership of voting securities or by contract rights with respect to such voting rights or otherwise.

Debt: the Loan together with all interest accrued and unpaid thereon and all other liabilities, obligations and sums due under each other Loan Document.

Debtor Relief Law:  the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

Default:  the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

Default Rate:  with respect to the Principal Balance, a rate per annum equal to the lesser of (i) the maximum rate permitted by applicable Law, and (ii) the Interest Rate plus two percent (2%).

Denizbank Credit Agreement:  that certain General Credit Agreement, dated August 23, 2016, by and among DenizBank A.S., TransAtlantic Exploration Mediterranean International Pty Ltd, TransAtlantic Turkey, Ltd., DMLP, Ltd. and Talon Exploration, Ltd.

Denizbank Pledge Fee Agreements: (i) that certain Pledge Fee Agreement dated as of August 31, 2016 by and between N. Malone Mitchell 3rd and Selami Erdem Uras and Borrower, and (ii) that certain Pledge Fee Agreement dated as of August 31, 2016 by and between Gundem Turizm Yatirim Ve Isletmeleri A.S., a Turkish Joint stock company, and Borrower.

Denizbank Pledges: the pledges by (i) N. Malone Mitchell 3rd and Selami Erdem Uras of their ownership interests in the Diyarbakir real estate, and (ii) Gundem Turizm Yatirim Ve Isletmeleri A.S., a Turkish Joint stock company, of its ownership interests in the Gundem Resort Hotel, Asarlik Mevkii Gumbet, Borrum Turkey and the Muratli real estate, each as collateral for the Denizbank Loan Agreement.

Denizbank Pledgor Rights: all rights and remedies of N. Malone Mitchell 3rd, Selami Erdem Uras and Gundem Turizm Yatirim Ve Isletmeleri A.S., a Turkish Joint stock company, pursuant to the Denizbank Pledge Fee Agreements.

Denizbank Pledgors: N. Malone Mitchell 3rd, Selami Erdem Uras, and Gundem Turizm Yatirim Ve Isletmeleri A.S., a Turkish Joint stock company.

Disposition:  as to any Person, any sale, transfer, lease, contribution or other conveyance (including by way of merger) of, or the granting of options, warrants or other rights to, any of such Person’s or any of such Person’s Subsidiaries’ assets or properties (including Capital Stock of Subsidiaries) to any other Person in a single transaction or series of transactions.  “Dispose” shall have a correlative meaning consistent with the foregoing.

Eligible Institution:  a depository institution or trust company incorporated under the laws of the United States or any state thereof or the District of Columbia, insured by the Federal Deposit Insurance Corporation and subject to supervision and examination by federal or state banking authorities and acceptable to Lender in its reasonable discretion.

ERISA:  has the meaning set forth Section 5.1.8 hereof.

Event of Default:  has the meaning set forth in Section 8.1 hereof.

Excluded Tax:  any Tax imposed on, or with respect to, Lender or required to be withheld or deducted from a payment to Lender, as a result of Lender being organized under the laws of, or having a connection with, the jurisdiction imposing such Tax.

Existing Credit Agreement has the meaning set forth in the Preamble hereto.

Fiscal Year:  each twelve (12)-month period commencing on January 1 and ending on December 31 of each year during the term of the Loan.

GAAP:  generally accepted accounting principles accepted in the United States as codified by the Financial Accounting Standards Board’s Accounting Standards Codification.

Governmental Approvals:  collectively, all consents, licenses, and permits and all other authorizations or approvals required from any Governmental Authority for the operation of Borrower’s business.

Governmental Authority:  any court, board, agency, commission, office or authority of any nature whatsoever or any governmental or quasi-governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

Guarantees:  (a) the Guarantee of Worldwide dated as of August 7, 2020 in favor of Lender in substantially the form of Exhibit B-1, and (b) the Guarantee of TAP (USA) dated as of August 7, 2020 in favor of Lender in substantially the form of Exhibit B-2, each, individually, a “Guarantee.”

Guarantors:  Worldwide and TAP (USA), each, individually, a “Guarantor.”

Indebtedness:  for any Person, without duplication:  (i) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets are liable, (ii) all amounts required to be paid by such Person as a guaranteed payment to holders of Capital Stock or a preferred or special dividend, including any mandatory redemption of shares or interests, (iii) all indebtedness guaranteed by such Person, directly or indirectly, (iv) all obligations under leases that constitute capital leases for which such Person is liable, and (v) all net obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss.

Indemnified Liabilities:  has the meaning set forth in Section 9.13 hereof.

Indemnified Party:  has the meaning set forth in Section 9.13 hereto.

Indemnified Tax:  any Tax, other than an Excluded Tax, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document.

Interest Rate:  a rate equal to ten percent (10%) per annum.

Law:  any federal, state, county, municipal and other governmental statute, law, rule, order, regulation, ordinance, judgment, decree and injunction of any Governmental Authority affecting Borrower, whether now or hereafter enacted and in force, and any permit, license and authorization and regulation relating thereto.

Lender:  has the meaning set forth in the Preamble hereof.

Lien:  any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest or any other encumbrance, charge or transfer of, on or affecting any property or any portion thereof, or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement or other similar liens and encumbrances.

Loan:  the aggregate outstanding Loan Advances made by Lender to Borrower pursuant to this Agreement.

Loan Advance:  a disbursement of funds to Borrower pursuant to this Agreement.

Loan Documents:  collectively, this Agreement, the Note, the Collateral Documents and all other documents now or hereafter executed and/or delivered in connection with the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

Material Adverse Change:  a material adverse change or material adverse effect on (a) the financial condition, results of operations, assets, business, or properties of Borrower and its Subsidiaries, taken as a whole, (b) the ability of Borrower and its Subsidiaries, taken as a whole, to duly and punctually pay or perform their payment obligations under this Agreement and the other Loan Documents, (c) Lender’s Liens granted pursuant to the Loan Documents or the priority or perfection of any such Lien, or (d) the enforceability of Lender’s rights and remedies under this Agreement or the Loan Documents; provided that no effect on the financial condition, results of operations, assets, business, properties or prospects of Borrower and its Subsidiaries directly resulting from the Coronavirus Disease 2019 (COVID-19) (such as labor shortages, prohibitions on travel, or declines in commodity price due to decreased demand) shall constitute a Material

Adverse Change hereunder. For the avoidance of doubt, the granting of Liens to the Denizbank Pledgors pursuant to Section 4.1 shall not constitute a Material Adverse Change.

Material Agreements:  the Merger Agreement, the Denizbank Credit Agreement, the Denizbank Pledge Fee Agreements and any agreement under which there is an obligation of Borrower to pay in excess of (x) One Million and No/100 Dollars in the aggregate or (y) Five Hundred Thousand and No/100 Dollars ($500,000.00) in any fiscal year.

Maturity Date:  the earliest of (i) August 7, 2021, and (ii) the date that the Loan becomes due and payable pursuant to Section 8.2 hereof.

Merger Agreement:  has the meaning set forth in the first Recital hereto.

Monthly Operating Expense Budgeted Amount:  the Operating Expenses set forth in the Budget incurred or to be incurred during the calendar month in which a Loan Advance is made.

Monthly Payment Date:  the first day of every calendar month, provided if such day is not a Business Day, the Monthly Payment Date shall be the next following Business Day.

Note:  has the meaning set forth in Section 2.1.4 hereof.

Notice:  has the meaning set forth in Section 9.6 hereof.

OFAC:  the Office of Foreign Asset Control, U.S. Department of the Treasury.

OFAC List:  the Specially Designated Nationals and Blocked Persons List maintained by OFAC.

OFAC Rules:  has the meaning set forth in Section 5.1.17.

Operating Expenses:  all costs and expenses of Borrower and its Subsidiaries relating to the operation, maintenance and management of its business, including, without limitation, oil and gas lease operating expenses, general and administrative expenses, utilities, repairs and maintenance, insurance, taxes, payroll and related taxes, equipment lease payments, management fees, professional and legal fees, but excluding (i) actual Capital Expenditures, (ii) depreciation and amortization, and (iii) interest or principal due on Indebtedness.

Ordinary Course of Business: consistent with past practice or, with respect to actions taken (or omitted to be taken) in response to Coronavirus Disease 2019 (COVID-19), consistent with past practice or industry practice.

Permitted Encumbrances:  collectively, (i) the Liens and security interests created by the Loan Documents, (ii) all Liens, encumbrances and other matters described on Schedule 1.1 hereto, (iii) Liens in respect of Taxes imposed by any Governmental Authority not yet due or delinquent, (iv) Liens that are being contested in accordance with Section 6.2.2 hereof, (v) Liens with respect to the financing or leasing of equipment entered into by Borrower or its Subsidiaries as lessee in the Ordinary Course of Business, which Liens shall encumber only the equipment that is the subject of the such financing or lease, (vi) Liens arising from precautionary Uniform Commercial

Code financing statement or similar filings, (vii) Liens securing judgments for the payment of money not constituting an Event of Default hereunder, (viii) contracts, agreements, lease provisions, defects, irregularities easements, rights-of-way, restrictive covenants, licenses, restrictions (including zoning restrictions), exceptions, deficiencies or irregularities in title, encroachments, protrusions, servitudes, permits, conditions and covenants and other similar charges or encumbrances not interfering in any material respect with the business of Borrower and its Subsidiaries, taken as a whole, (ix) Liens solely on any cash earnest money deposits made by Borrower or any of its Restricted under escrow or similar arrangements in connection with any letter of intent or purchase agreement permitted hereunder, (x) Liens to secure plugging and abandonment or environmental remedial obligations, (xi) Liens existing on August 7, 2020 and any renewals, replacements, or extensions thereof, (xii) Liens created in the Ordinary Course of Business, and (xiii) Liens on the Collateral granted to the Denizbank Pledgors pursuant to Section 4.1 hereof.

Permitted Indebtedness:  has the meaning set forth in Section 6.2.6 hereof.

Permitted Investments:  any of the following, provided that at all times Lender has a perfected security interest in such investment, and Borrower has provided evidence of such, in form and substance satisfactory to Lender, and provided that none of the following have an “r” highlighter affixed to the applicable S&P rating (or if not rated by S&P, an analogous highlighter or reference by Moody’s, Fitch, or any other nationally-recognized statistical rating agency which has been designated by Lender):

(i)

demand and time deposits, certificates of deposits, or bankers’ acceptances, in each case maturing in not more than sixty (60) days after the date of purchase issued by an Eligible Institution, all of which are fully insured by the Federal Deposit Insurance Corporation;

(ii)

commercial paper having a remaining maturity of not more than sixty (60) days issued by any corporation incorporated under the laws of the United States or any state thereof which on the date of acquisition has been rated not less than the higher of “A 1+” by S&P or “P 1” by Moody’s; and

(iii)

U.S. government obligations maturing not more than three (3) months after the date of acquisition, and repurchase agreements on U.S. government obligations maturing not more than three (3) months after the date of acquisition, provided that the unsecured obligations of the party agreeing to repurchase such obligations are at the time rated either not less than the higher of “A 1+” by S&P or “P 1” by Moody’s.

Person:  any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any other entity, any Governmental Authority or any fiduciary acting in such capacity on behalf of any of the foregoing.

Plan Assets Regulation:  has the meaning set forth in Section 5.1.8 hereof.

Pledged Companies:  means each of Worldwide and TAP (USA).

Pledged Stock:  means all of Borrower’s right, title and interest in and to all of the Capital Stock in each of the Pledged Companies now owned or hereafter acquired by Borrower, regardless of class or designation, including all substitutions therefor and replacements thereof, all proceeds thereof and all rights relating thereto, also including any certificates representing such Capital Stock, the right to receive any certificates representing any of such Capital Stock, and the right to receive all dividends, distributions of income, profits, surplus, or other compensation by way of income or liquidating distributions, in cash or in kind, and all cash, instruments, and other property from time to time received, receivable, or otherwise distributed in respect of or in addition to, in substitution of, on account of, or in exchange for any or all of the foregoing.

Principal Balance:  the advanced, but unpaid principal balance of the Loan outstanding from time to time.

Prohibited Person:  has the meaning set forth in Section 5.1.17 hereof.

Request for Advance:  a request for a Loan Advance in the form of Exhibit C hereto.

Restatement Date: has the meaning set forth in Section 9.25 hereof.

Restricted Payment:  as to any Person, (a) the declaration or payment of any divided on, or the making of any payment or distribution on account of, or setting apart assets for a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of, any class of Capital Stock of such Person or any warrants or options to purchase any such Capital Stock, whether now or hereafter outstanding, or the making of any other distribution in respect thereof, either directly or indirectly whether in cash or property, (b) any payment of a management fee or other fee of a similar nature by such Person to any holder of its Capital Stock or any other Affiliate thereof, and (c) the payment or prepayment of principal of, or premium or interest on, any Indebtedness subordinate to the Debt.

Subsidiary:  as to any Person (a) any corporation more than fifty percent (50%) of whose Voting Stock having by the terms thereof power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, and (b) any partnership, limited liability company, association, joint venture or other entity in which such Person directly or indirectly through one or more Subsidiaries has more than fifty percent (50%) of Capital Stock (measured by vote or value) at the time.  Unless otherwise expressly provided, all references to a “Subsidiary” means a direct or indirect Subsidiary of Borrower.

TAP (USA):  TransAtlantic Petroleum (USA) Corp., a Delaware corporation.

Taxes:  all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

UCC:  the Uniform Commercial Code as in effect from time to time in the State of Texas or any other state applicable to any Collateral, as the case may be.

Unused Commitment:  at any time, the difference between the Commitment Amount and the aggregate principal amount of all Loan Advances made as of such time, whether or not repaid.

Voting Stock:  as to any Person, shares of such Person’s Capital Stock having the right to vote for the election of directors (or Persons acting in a comparable capacity) of such Person under ordinary circumstances.

Worldwide:  TransAtlantic Worldwide Ltd., a Bahamas international business company.

Section 1.2Principles of Construction

.  Unless otherwise specified, (i) all references to Sections and Schedules are to those in this Agreement, (ii) the words “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision, (iii) all definitions are equally applicable to the singular and plural forms of the terms defined, and (iv) the word “including” means “including but not limited to”.

Section 1.3Lender’s Discretion

.  Whenever Lender exercises any right given to it pursuant to this Agreement to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall, except as is otherwise specifically provided herein, be in the reasonable discretion of Lender and shall be final and conclusive.

Section 1.4Changes in GAAP

. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and Borrower or Lender shall so request, Borrower and Lender shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrower shall provide to Lender financial statements and other documents required under this Agreement setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

Article II.  THE LOAN

Section 2.1The Loan

.

2.1.1Agreement to Borrow and Lend.  Subject to, and upon the terms and conditions set forth in, this Agreement, including, without limitation, Borrower’s satisfaction of the conditions for the Loan Advances set forth in Schedule 2.1 or the waiver thereof pursuant to Section 9.4, Lender agrees to make (or cause to be made) Loan Advances to Borrower from time to time in an aggregate amount not to exceed the Commitment Amount.  The Loan is not a revolving credit loan, and Borrower is not entitled to reborrow any portion of the Loan that has been repaid or prepaid from time to time.

2.1.2Commitment Amount.  The maximum aggregate principal amount of the Loan (the “Commitment Amount”) shall be EIGHT MILLION AND NO/100 DOLLARS ($8,000,000.00).

2.1.3Loan Advances; Use of Proceeds.

(a)Lender agrees, upon Borrower’s compliance with, and satisfaction of, all conditions precedent set forth in Sections A and B of Schedule 2.1 or the waiver thereof pursuant to Section 9.4, to make the initial Loan Advance.

(b)Borrower agrees that the Loan and each Loan Advance shall be used solely to pay the costs and expenses set forth in the Budget (subject to permitted variances) and for no other purpose.

(c)After the initial Loan Advance, Borrower shall be entitled to receive further successive Loan Advances upon satisfaction of the conditions precedent set forth in Section B of Schedule 2.1, or the waiver thereof pursuant to Section 9.4.  Notwithstanding the foregoing or any other provision in this Agreement to the contrary, Borrower shall not be entitled to receive any Loan Advance after the Commitment Termination Date, upon which date the Unused Commitment shall terminate.  To the extent that Lender may have made a Loan Advance when Borrower had failed to satisfy any applicable condition precedent thereto, Lender shall not be deemed to have waived any such condition precedent, and Lender may at any time after making such Loan Advance require Borrower to comply with all such conditions in connection with such Loan Advance or any future Loan Advances.

(d)Lender shall make each Loan Advance available to Borrower by transferring funds in accordance with the instructions of Borrower in accordance with the terms of this Agreement.

2.1.4The Note.  The Loan shall be evidenced by a promissory note in the form of Exhibit A hereto, having a face amount equal to the Commitment Amount, executed by Borrower and payable to the order of Lender (as the same may hereafter be amended, supplemented, restated, increased, extended or consolidated from time to time, the “Note”) and shall be repaid in accordance with the terms thereof and of this Agreement.

Section 2.2Interest Rate

.

2.2.1Interest Rate.  Unless an Event of Default shall have occurred and be continuing, interest shall accrue on the Principal Balance at a rate per annum equal to the Interest Rate.

2.2.2Default Rate.  During the continuation of an Event of Default, the Principal Balance and, to the extent permitted by Law, overdue interest in respect of the Loan, shall accrue interest at the Default Rate.

2.2.3Interest Calculation.  Interest on the Principal Balance shall be calculated by multiplying (a) the actual number of days elapsed in the period for which the calculation is being made by (b) a daily rate based on a three hundred sixty (360) day year (that is, the Interest Rate or the Default Rate, as then applicable, expressed as an annual rate divided by three hundred sixty (360)) by (c) the Principal Balance.  Borrower acknowledges this will result in a higher rate of interest than if interest were calculated based on a 365-366-day year and waives any right to object to said basis of calculation.

2.2.4Interest Payments.  Interest shall accrue with respect to each Loan Advance comprising the Loan, from the day on which such Loan Advance was made by Lender.  Commencing on September 1, 2020, and on each subsequent Monthly Payment Date thereafter, Lender shall calculate interest accrued on the Principal Balance since the immediately preceding Monthly Payment Date at the Interest Rate and provide an invoice with respect thereto to Borrower.  Borrower shall pay such invoiced interest to Lender within five (5) Business Days after receipt of such invoice.

2.2.5Payment on Maturity Date.  Borrower shall repay the Loan to Lender on the Maturity Date, together with all accrued and unpaid interest and all other amounts due hereunder and under the other Loan Documents.

2.2.6Place and Application of Payments.  All payments in respect of the Loan, and of all other Debt payable by Borrower, shall be made by Borrower to Lender by no later than 12:00 p.m. (CST) on the due date thereof by ACH, wire transfer or at the office of Lender (or such other location as Lender may designate in writing to Borrower).  Any payments received after such time shall be deemed to have been received by Lender on the next following Business Day.  All such payments shall be made in U.S. Dollars, in immediately available funds, in each case without set-off or counterclaim.

If at any time insufficient funds are received by and available to Lender to fully pay the amounts then due hereunder or under the other Loan Documents, such funds shall be applied (i) first, towards payment of fees, indemnities and expense reimbursements then due hereunder, (ii) second, towards payment of interest then due hereunder, and (iii) third, towards the Principal Balance.  Notwithstanding the foregoing, during the existence of an Event of Default, Lender shall have the right to apply any payments received and proceeds of Collateral to the repayment of Debt in any order, in its sole discretion.

2.2.7	Taxes.

(a)Payments Free of Withholding.  Any and all payments by or on account of any obligation of Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law.  If any applicable Law requires the deduction or withholding of any Tax from any such payment, then Borrower or such paying Person shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this clause (a)), Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)Indemnification by Borrower.  Borrower shall pay Lender, within ten (10) days after demand therefor, the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on, or attributable to, amounts payable under clause (a) above) payable or paid by Lender or required to be withheld or deducted from a payment to Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to Borrower by Lender shall be conclusive evidence as to the amount of Indemnified Taxes due and owing to Lender absent manifest error.

(c)Evidence of Payments.  If Borrower pays any Taxes as described in this Section 2.2.7, it shall deliver to Lender official tax receipts evidencing such payment or certified copies thereof, if any, or such other evidence of payment reasonably satisfactory to Lender on or before the thirtieth (30th) day after payment.

(d)Payment of Taxes by Borrower.  Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or, at the option of Lender, timely reimburse it for the payment of, any Indemnified Taxes.

(e)Status of Lender.  Lender shall deliver to Borrower on or prior to the date on which Lender becomes a Lender under this Agreement (any from time to time thereafter upon the reasonable request of Borrower), an executed original of IRS Form W-9 certifying that Lender is exempt from U.S. federal backup withholding tax.

(f)Survival.  Each party’s obligations under this Section shall survive any assignment of rights by Lender and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.3Prepayments

.  Borrower shall have the right to prepay any Debt in whole or in part from time to time without fee, premium, or penalty upon not less than three (3) Business Days’ Notice, provided that no prepayment shall be in an amount less than Two Hundred Fifty Thousand Dollars ($250,000.00).

Article III.  DENIZBANK LOAN

After Borrower has satisfied all conditions precedent set forth in Section A of Schedule 2.1 for the initial Loan Advance (whether or not the initial Loan Advance is actually made), so long as no Event of Default shall have occurred and is continuing, Lender shall, and shall cause its Affiliates to, cause the Denizbank Pledges to be in full force and effect beyond February 28, 2021 in furtherance of Borrower obtaining concessions from Denizbank A.S. under the Denizbank Credit Agreement, which may include, without limitation, an extension of maturity, a decrease of required amortization payments, an amortization payment holiday, and/or any other concessions  to improve the liquidity situation of Borrower.

Article IV.  PLEDGE AND GRANT OF SECURITY INTEREST

Section 4.1Pledge and Grant of Security Interest

. As collateral security for the prompt payment and performance in full when due of the Debt, Borrower hereby pledges to and grants to Lender a security interest in all of Borrower’s right, title and interest in the Collateral. Subject to, and upon, the extension of the effectiveness of the Denizbank Pledges beyond February

29, 2021, as collateral security for the prompt payment and performance in full when due of the Denizbank Pledgor Rights, Borrower hereby pledges to and grants to the Denizbank Pledgors a security interest in all of Borrower’s right, title and interest in the Collateral.

Lender hereby acknowledges and agrees that this Agreement does not, and does not purport to, govern or determine the relative rights of, and priorities among, Lender and each Denizbank Pledgor with respect to the Collateral. LENDER HEREBY RELEASES AND DISCHARGES BORROWER FROM, AND COVENANTS NOT TO SUE BORROWER IN CONNECTION WITH, ANY DISPUTE AMONG LENDER AND ANY DENIZBANK PLEDGORS OR AMONG THE DENIZBANK PLEDGORS WITH RESPECT TO THE RELATIVE RIGHTS OF, AND PRIORITIES AMONG, LENDER AND THE DENIZBANK PLEDGORS OR AMONG THE DENIZBANK PLEDGORS WITH RESPECT TO THE COLLATERAL. In the case of any such dispute, Borrower shall provide information about the Collateral upon reasonable request (which same information will be provided to Lender and each Denizbank Pledgor, regardless of which party requested it) and use commercially reasonable efforts to cooperate with the Lender and the Denizbank Pledgors in connection with any reasonable request with respect to the Collateral, in each case to the extent permitted by applicable law.

Section 4.2Delivery and Registration of Pledged Stocks

.

4.2.1Delivery of Pledged Stocks.  On or about August 7, 2020, Borrower delivered to Lender all certificates, if any, representing the Pledged Stocks accompanied by a duly executed instrument of transfer or assignment in blank, in form and substance satisfactory to Lender.  All certificates or instruments representing or evidencing the Pledged Stocks at any time acquired by Borrower shall be promptly delivered by Borrower to Lender or Lender’s designee pursuant to this Agreement at a location designated in writing by Lender and shall be held by or on behalf of Lender pursuant to this Agreement, and shall be in suitable form for transfer by delivery, or shall be accompanied by a duly executed instrument of transfer or assignment in blank, in form and substance satisfactory to Lender.

4.2.2Holder.  If, at any time and from time to time, any Pledged Stock (including any certificate or instrument representing or evidencing any Pledged Stock) is in the possession of a Person other than Lender or Borrower (a “Holder”), then Borrower shall immediately, at Lender’s option, either cause such Pledged Stock to be delivered into Lender’s possession, or cause such Holder to enter into a control agreement, in form and substance satisfactory to Lender, and take all other steps deemed necessary by Lender to perfect the security interest of Lender in such Pledged Stocks, all pursuant to Sections 9‑106 and 9-313 of the UCC or other applicable law governing the perfection of Lender’s security interest in the Pledged Stocks in the possession of such Holder.

4.2.3Pledged Stocks Received By Borrower.  Any and all Pledged Stocks (including dividends, interest and other cash distributions) at any time received or held by Borrower shall be so received or held in trust for Lender, shall be segregated from other funds and property of Borrower and shall be forthwith delivered to Lender in the same form as so received or held, with any necessary endorsements.

4.2.4Uncertificated Securities.  With respect to any Pledged Stock that consists of an uncertificated security or a security in book entry form, on or about August 7, 2020, Borrower caused such Pledged Stocks to be registered or entered, as the case may be, in the name of Lender, or otherwise caused Lender’s security interest thereon to be perfected in accordance with applicable law. Lender may request the applicable Pledged Company to cause such Pledged Stocks to become certificated and in the event such Pledged Stocks becomes certificated, to deliver such Pledged Stocks to Lender in accordance with the provisions of Section 4.2.1.

Section 4.3Voting Rights and Distributions With Respect to Pledged Stocks

. So long as no Event of Default shall have occurred and be continuing, Borrower shall be entitled to exercise any and all voting and other consensual rights pertaining to the Pledged Stocks or any part thereof for any purpose not inconsistent with the terms of the Loan Documents.

Section 4.4Borrower Remains Liable

.  Notwithstanding anything to the contrary contained herein, (i) Borrower shall remain liable under the contracts and agreements included in the Collateral to the extent set forth therein to perform all of Borrower’s respective duties and obligations thereunder to the same extent as if this Agreement had not been executed; (ii) the exercise by Lender of any of his rights hereunder shall not release Borrower from any of their respective duties or obligations under the contracts and agreements included in the Collateral and (iii) Lender shall not have any obligation or liability under any of the contracts and agreements included in the Collateral by reason of this Agreement, nor shall Lender be obligated to perform any of the obligations or duties of Borrower thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.  Borrower agrees and acknowledges that Lender shall not be nor be deemed to be a fiduciary of Borrower in any manner whatsoever and does not and shall not owe any duties, including any fiduciary duties, of any nature or kind to Borrower at any time in connection with the Pledged Stocks, the Collateral, the Debt, the Loan Documents, or this Agreement.

Section 4.5Possession of Collateral by Lender

.  Lender covenants and agrees that any Collateral delivered to or registered in the name of Lender shall be held for the benefit of Lender for itself and, as applicable, the Denizbank Pledgors

Article V.  REPRESENTATIONS AND WARRANTIES

Section 5.1Borrower Representations

.  Borrower hereby represents and warrants to Lender as follows:

5.1.1Organization.  Borrower is a limited company duly formed, validly existing and in good standing under the laws of the Bermuda, with all requisite power and authority to (i) conduct business in the in all jurisdictions where it conducts business, (ii) incur the Debt, and (iii) execute, deliver and perform this Agreement and the other Loan Documents to which it is a party.

5.1.2Business.  Borrower is in the business of international acquisition, exploration, development, and production of oil and natural gas.

5.1.3Validity of Loan Documents; Enforceability.  This Agreement and the other Loan Documents to which Borrower is a party have been duly authorized, executed and delivered by Borrower and constitute the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with their respective terms, except as such enforcement may be limited by Debtor Relief Laws and by general principles of equity.  The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (except as such enforcement may be limited by Debtor Relief Laws and by general principles of equity).

5.1.4No Conflicts.  The execution and delivery of this Agreement and the other Loan Documents by Borrower and the performance of its obligations hereunder and thereunder will not conflict with any provision of any Law to which Borrower is subject, or conflict with, result in a breach of, or constitute a default under, any of the terms, conditions or provisions of any of Borrower’s organizational documents or any agreement or instrument to which Borrower is a party or by which it is bound, or any order or decree applicable to Borrower, or result in the creation or imposition of any Lien (other than pursuant to the Loan Documents), in each case (other than with respect to Borrower’s organizational documents) except to the extent such conflict, breach, default, or creation or imposition of a Lien, would not reasonably be expected to result in a Material Adverse Change.

5.1.5Litigation; Court Orders.  There is no action, suit, proceeding or investigation pending or threatened against Borrower, any of its Subsidiaries or any of their respective property in any court or by or before any other Governmental Authority which, if adversely determined, would reasonably be expected to result in a Material Adverse Change.  Borrower is not in default with respect to any order or decree of any court or any order, regulation or demand of any Governmental Authority, which default would reasonably be expected to result in a Material Adverse Change.

5.1.6Consents.  No consent, approval, authorization or order of any Governmental Authority or third party is required for the execution, delivery and performance by Borrower of, or compliance by Borrower with, this Agreement, any other Loan Document, or the consummation of the transactions contemplated hereby, other than those that have been obtained by Borrower.

5.1.7Security Interest; Perfection.

(a)This Agreement is effective to create in favor of Lender, a legal, valid and enforceable first-priority security interest (subject only to Permitted Encumbrances) in the Collateral.

(b)In the case of the Pledged Stock that is certificated, when stock certificates representing such Pledged Stock are delivered to Lender; and in the case of the other Collateral described herein (including uncertificated Pledged Stock), when financing statements in appropriate form are filed in the offices specified on Schedule 5.1.7(b), the Lien granted to Lender pursuant to Article IV hereof shall constitute a fully perfected Lien on, and first-priority security interest (subject only to Permitted Encumbrances) in, all right title and interest of Borrower in the Collateral in which a security interest can be perfected by the filing of a financing statement in such offices and the proceeds thereof, as security for the Debt.

(c)(i) Except for the security interest created hereby, Borrower is and will at all times be the sole holder of record and the legal and beneficial owner, free and clear of all Liens other than Permitted Encumbrances, of the Pledged Stocks; (ii) all of the Pledged Stocks of Borrower are duly authorized, validly issued, fully paid and non-assessable and the Pledged Stocks constitute or will constitute the percentage of the issued and outstanding Capital Stock of the Pledged Companies of Borrower described on Schedule 5.1.7(c) as supplemented or modified by any Pledged Stocks addendum or amendment of this Agreement; (iv) Borrower has the right and requisite authority to pledge the Pledged Stocks pledged by Borrower as provided herein; and (v) all actions necessary or desirable to perfect and establish the first priority (subject only to Permitted Encumbrances) of Lender’s Liens in the Pledged Stocks, and the proceeds thereof, will have been duly taken, upon (A) the execution and delivery of this Agreement; (B) Borrower having delivered to Lender all certificates representing the Pledged Stocks owned by Borrower to the extent such Pledged Stocks are represented by certificates, and undated powers (or other documents of transfer acceptable to Lender) endorsed in blank with respect to such certificates; and (C) with respect to any Pledged Stock that consists of an uncertificated security or a security in book entry form, the Pledged Stocks having been registered or entered, as the case may be, in the name of Lender, or otherwise perfected in favor of Lender in accordance with applicable law.  None of the Pledged Stocks owned or held by Borrower has been issued or transferred in violation of any securities registration, securities disclosure, or similar laws of any jurisdiction to which such issuance or transfer may be subject.

5.1.8No Plan Assets.  As of the Closing Date and throughout the term of the Loan (a) Borrower is not and will not be an “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to Title I of ERISA, or a “plan” as defined in Section 4975(e)(1) of the Code, whether or not subject to Section 4975 of the Code, (b) none of the assets of Borrower constitute or will constitute “plan assets” of one or more plans described in the foregoing clause (a) within the meaning of U.S. Department of Labor Regulation 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA (the “Plan Assets Regulation”), and (c) transactions by or with Borrower are not and will not be subject to any state statute regulating investments of, or fiduciary obligations with respect to, governmental plans, as defined in Section 3(32) of ERISA.

5.1.9Budget.  The amounts set forth in the Budget present (a) a full and complete itemization by category of all costs, expenses and fees which Borrower reasonably expects to pay or reasonably anticipates becoming obligated to pay in the Ordinary Course of Business through and including the Maturity Date, and (b) all sources of funds available to Borrower.  Borrower is unaware of any other such costs, expenses or fees which are material and are not set forth in the Budget.

5.1.10Financial Information.  All financial data, including, without limitation, the statements of cash flow and income and operating expense, and balance, that have been delivered to Lender in respect of Borrower (i) are true, complete and correct in all material respects, (ii) accurately represent the financial condition of Borrower, as of the date of such reports, in all material respects and (iii) have been prepared in accordance with the Accounting Rules throughout the periods covered, except as disclosed therein.  Borrower does not have any contingent liabilities, liabilities for Taxes, forward or long term commitments or unrealized or anticipated losses that are reasonably likely to result in a Material Adverse Change.  Since December 31, 2019, there has been no Material Adverse Change in the financial condition, operations or business of Borrower from that set forth in said financial statements.

5.1.11Taxes and Assessments.  Borrower has filed all federal, state and local tax returns required to be filed and has paid or made adequate provision for the payment of all Taxes payable by Borrower.  Borrower believes that its Tax returns (if any) properly reflect the income and Taxes of Borrower for the periods covered thereby, subject only to reasonable adjustments required by the applicable tax authority upon audit.

5.1.12Other Indebtedness.  Borrower has no Indebtedness (other than Permitted Indebtedness) that has not been heretofore repaid in full.

5.1.13Solvency.  Borrower (a) has not entered into the Loan Documents with the actual intent to hinder, delay or defraud any creditor, and (b) received reasonably equivalent value in exchange for its obligations under the Loan Documents.  As of the Closing Date and the Restatement Date, Borrower is solvent after giving effect to the Debt and the use of proceeds thereof.

5.1.14Investment Company Act.  Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended, or (b) out of compliance with any Law that purports to restrict or regulate its ability to borrow money (to the extent that its subject to any such Law).

5.1.15Full and Accurate Disclosure.  No information contained in this Agreement, the other Loan Documents, or any written statement furnished by or on behalf of Borrower pursuant to the terms of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.  There is no fact or circumstance presently known to Borrower that has not been disclosed to Lender, which is reasonably likely to constitute a Material Adverse Change.

5.1.16Material Agreements.  No material breach, default or event of default has occurred or is continuing under any Material Agreement, and, no fact, circumstance, condition or event has occurred and is continuing which, with the giving of notice or passage of time or both, would constitute or result in a breach, default or event of default thereunder.  Each Material Agreement is in full force and effect and is valid and enforceable in all respects, subject to the effects of Debtor Relief Laws affecting the enforcement of creditors’ rights generally.  Borrower is not a party to, and is not bound by, any material agreement, document or instrument other than the Loan Documents, the Permitted Encumbrances, the Material Agreements, and Borrower’s organizational documents, which would reasonably be expected to constitute a Material Adverse Change if there occurred a breach thereof or a default or event of default thereunder.

5.1.17OFAC.  Borrower is not a Person (individually, a “Prohibited Person”) listed on any OFAC List or otherwise the target of any other prohibitions or restrictions imposed by any Laws administered by OFAC (collectively the “OFAC Rules”).  Borrower (a) is not owned or controlled by a Prohibited Person so that Borrower would be subject to the same prohibitions as applicable to such Prohibited Person, (b) is not acting for or on behalf of a Prohibited Person, and (c) is not providing any material, financial or technological support for or financial or other service to or in support of acts of terrorism for a Prohibited Person, in each of clauses (b) and (c), in violation of OFAC Rules.

Section 5.2Survival of Representations

.

Borrower agrees that all of the representations and warranties set forth in Section 5.1 and elsewhere in this Agreement are true in all material respects as of the Closing Date.  It shall be a condition precedent to each Loan Advance that each of said representations and warranties is true and correct in all material respects as of the date of such Loan Advance.  Notwithstanding the foregoing, any representation and warranty which, by its express terms, is made as of a specific date shall only be deemed made as of said date.  All representations and warranties made in this Agreement or any other Loan Document or in any certificate or other document delivered to Lender pursuant to or in connection with this Agreement shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or upon Lender’s behalf.

Article VI.  BORROWER COVENANTS

Section 6.1Borrower Affirmative Covenants

. Borrower hereby covenants and agrees with Lender that:

6.1.1Existence; Compliance with Laws.  Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, all Governmental Approvals, Material Agreements and shall comply with all Laws applicable to it and its Subsidiaries the failure of which would reasonably be expected to result in a Material Adverse Change.

6.1.2Litigation.  Borrower shall give prompt actual notice to Lender (which may be verbal) of any litigation or governmental proceedings pending or threatened against Borrower or any of its Subsidiaries, which, if adversely determined, could have a material effect.

6.1.3Further Assurances.  Borrower shall, at Borrower’s sole cost and expense, execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the Collateral, or to correct any defect, error or omission in any Loan Document, as Lender may reasonably require, and take all such further lawful and reasonable action, and make such conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender may reasonably require from time to time.

6.1.4Financial Reporting.

(a)Borrower shall keep and maintain, or shall cause to be kept and maintained, proper and accurate books and records, in accordance with the Accounting Rules, reflecting the financial affairs of Borrower and its Subsidiaries.  Lender shall have the right from time to time during normal business hours upon reasonable Notice to Borrower to examine such books and records at the office of Borrower or such other Person maintaining such books and records, and to make such copies or extracts thereof as Lender shall desire;

(b)Upon making any filing with the United States Securities and Exchange Commission, Borrower shall furnish a copy of such filing to Lender; and

(c)Borrower shall furnish to Lender, within ten (10) Business Days after request (or as soon thereafter as may be reasonably possible), such further detailed information with respect to the operation of the business and the financial affairs of Borrower or any of its Subsidiaries as Lender may reasonably request.

6.1.5Use of Proceeds: Borrower shall use the proceeds of the Loan and each Loan Advance solely as permitted by Section 2.1.3 hereof.

6.1.6Collateral.  Borrower shall use commercially reasonable efforts to warrant and defend the validity and priority of the Liens on the Collateral granted to Lender and the Denizbank Pledgors pursuant to this Agreement against the claims of all Persons whomsoever.

6.1.7Material Agreements.  To the extent (i) consistent with its Ordinary Course of Business, and (ii) commercially reasonable, Borrower shall (a) promptly give Lender actual notice (which may be verbal) of any default that has been declared by any party to any Material Agreement, and (b) promptly enforce the performance and observance of all of the material covenants and agreements required to be performed and/or observed by the other party under each Material Agreement in a commercially reasonable manner. Borrower shall promptly perform and observe all of the material covenants and agreements required to be performed and observed by it under each Material Agreement, and use reasonable commercial efforts to preserve and to keep unimpaired its rights thereunder.

6.1.8Insurance.  Borrower shall, and shall cause its Subsidiaries, to obtain and maintain, or cause to be maintained, consistent with its Ordinary Course of Business, insurance coverage for Borrower, such Subsidiaries, and their respective property.

6.1.9Business and Operations.  Borrower shall, and shall cause its Subsidiaries to, continue to engage, in all material respects, in the business currently conducted by it.  Borrower shall, and shall cause its Subsidiaries, to qualify to do business and shall remain in good standing under the laws of each jurisdiction where Borrower or its Subsidiaries, as applicable, is currently qualified to do business and in good standing.

6.1.10OFAC and Anti-Money Laundering Laws.  Borrower shall immediately notify Lender if Borrower has knowledge that any officer, director or Subsidiary of Borrower is or becomes a Prohibited Person or is charged by indictment, criminal complaint, or similar charging instrument under any applicable Anti-Money Laundering Law, provided that such event shall be reportable only if the relevant authority has not requested the relevant entity to keep such charge confidential.  Borrower shall comply in all material respects with applicable OFAC Rules and applicable Anti-Money Laundering Laws.

Section 6.2Borrower Negative Covenants

.  Borrower covenants and agrees with Lender that:

6.2.1Dispositions.  Without the prior written consent of Lender, Borrower shall not, and shall not permit any of its Subsidiaries to, make a Disposition, or enter into any agreement to make a Disposition, of such Person’s assets to any Person in one transaction or a series of transactions unless such Disposition is (a) in the Ordinary Couse of Business of such Person, (b) of obsolete, worn out, uneconomic, or surplus property or property not presently used in its business, (c) to the extent constituting a Disposition, any transaction permitted by Section 6.2.2, Section 6.2.3, Section 6.2.4, Section 6.2.8, and Section 6.2.11, (d) a Disposition from Borrower to any Subsidiary or from any Subsidiary to Borrower or any other Subsidiary, (e) a Disposition of equipment to the extent that (1) such equipment is exchanged for credit against the purchase price of similar replacement equipment or (2) the proceeds thereof are promptly applied to the purchase price of such replacement equipment, (f) transfers of property subject to a casualty event or in connection with any condemnation proceeding upon receipt of the net cash proceeds of such casualty event or condemnation proceeding, or (g) a Disposition of accounts receivable in connection with the settlement, collection or compromise thereof.

6.2.2Liens.  Borrower shall not, and shall not permit any of its Subsidiaries to, do, or permit anything to be done, which would terminate or impair the Lien of Lender and the Denizbank Pledgors on a material portion of the Collateral.  For the avoidance of doubt, Lender hereby gives its consent to, and acknowledges that, the grant of a security interest to the Denizbank Pledgors pursuant to Section 4.1 hereof shall be deemed not to terminate or impair the Lien of Lender on a material portion of the Collateral. Borrower shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien on its property or any portion thereof except for Permitted Encumbrances, and Borrower shall, and shall cause its Subsidiaries to, pay when due all claims and demands which, if unpaid, would result in a Lien (other than a Permitted Encumbrance) on its property, even if such Lien is inferior to any or all of the Liens and security interests created by the Loan Documents; provided, however, that Borrower and any of its Subsidiaries may contest the validity of such claims and demands so long as (i) no Event of Default exists, (ii) Borrower notifies Lender in writing that it (or its Subsidiary) intends to contest such claim or demand, (iii) Borrower provides Lender with an indemnity, bond or other security satisfactory to Lender and in accordance with applicable Law to assure the discharge of Borrower’s or such Subsidiary’s obligations for such claims and demands, including interest and penalties, if any, and (iv) Borrower (or its Subsidiary) diligently contests the same by appropriate legal proceedings in good faith and at its own expense and concludes such contest prior to the earlier to occur of (A) in the case of a Lien resulting from the filing of any financing statement or other similar liens or encumbrances, the date set by applicable Law for contesting such Lien, or (B) the thirtieth (30th) day preceding the earlier to occur of (1) the Maturity Date, and (2) the date on which the property is scheduled to be sold for nonpayment of such claims or demand.  So long as such claims and demands are being contested as provided for herein, such claims or demands shall be Permitted Encumbrances.  If Borrower (or its Subsidiary) shall fail to either (i) discharge such Lien, or (ii) cause such Lien to be insured or bonded over, in either case in the manner provided above, Lender may, at its election

(but shall not be required to), procure the release and discharge of any such claim and any judgment or decree thereon and, further, may in its sole discretion effect any settlement or compromise of the same, and any amounts so expended by Lender, including premiums paid or security furnished in connection with the issuance of any surety company bonds, shall be deemed to constitute a Loan Advance hereunder.  In settling, compromising or discharging any claims, demands or Liens, Lender shall not be required to inquire into the validity or amount of any such claim, demand or Lien.

6.2.3Investments.  Borrower shall not make or permit to remain outstanding any loans or advances to, or investments in, any Person, other than:

(a)loans, advances or investments arising or made in the Ordinary Course of Business;

(b)loans, advances, or investments existing on, or made pursuant to legally binding written commitments in existence on, August 7, 2020, and any extensions, renewals, or reinvestments thereof (so long as the amount thereof is not increased pursuant to such extension, renewal, or reinvestment);

(c)loans, advances, or investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit or in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(d)loans, advances, or investments by Borrower in any Subsidiary or by any Subsidiary in Borrower or any other Subsidiary; and

(e)Permitted Investments.

6.2.4Restricted Payments.  Borrower shall not, and shall not permit any of its Subsidiaries to, make any Restricted Payment, or make any deposit for any Restricted Payment; provided, however that:

(a)any Subsidiary of Borrower may make a Restricted Payment to Borrower or such Subsidiary’s direct parent company;

(b)Borrower may declare and pay dividends on Borrower’s 12% Series A Convertible Redeemable Preferred Shares in accordance with the terms and provisions of the Certificate of Designations of the 12.0% Series A Convertible Redeemable Preferred Shares of Borrower;

(c)to the extent constituting Restricted Payments, Borrower or any Subsidiary may make loans, advances, or investments permitted by Section 6.2.3 and Section 6.2.10; and

(d)Borrower and any Subsidiary may make other Restricted Payments in the Ordinary Course of Business.

6.2.5Material Changes.  Borrower shall not, and shall not permit any of its Subsidiaries to, (i) change its name, jurisdiction of formation or its principal place of business from the address set forth on the first page of this Agreement without giving Lender thirty (30) days’ prior Notice

(other than in connection with the Merger), (ii) permit or suffer a material amendment or modification of its organizational documents (other than in connection with the Merger), or (iii) remove N. Malone Mitchell 3rd as an officer or materially limit his authority in such office, other than for good cause.

6.2.6Additional Debt; Debt Cancellation.  Borrower shall not, and shall not permit any of its Subsidiaries to, incur any Indebtedness, other than:

(a)the Debt and the Guarantees;

(b)Indebtedness set forth on Schedule 6.2.6 hereto and any other Indebtedness incurred in the Ordinary Course of Business;

(c)Indebtedness outstanding on August 7, 2020 and any refinancings, refundings, renewals, or extensions thereof (so long as the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder);

(d)purchase money Indebtedness, Indebtedness of Borrower or any Subsidiary under capital lease obligations, and extensions, renewals, refinancing, and replacements of any such Indebtedness that do not increase the aggregate principal amount thereof (except by an amount equal to outstanding interest, premiums, fees and expenses incurred with regard to such Indebtedness being extended, renewed, refinanced or replaced), provided that the aggregate principal amount of Indebtedness permitted by this clause (d) shall not exceed $1,000,000  in the aggregate at any one time outstanding;

(e)Indebtedness of Borrower owed to any Subsidiary or of any Subsidiary owed to Borrower or any other Subsidiary to the extent such Indebtedness is subordinated to the Debt; and

(f)guarantees of Borrower or any Subsidiary in respect of any Indebtedness otherwise permitted hereunder (the Indebtedness described in the preceding clauses (b) through (f), the “Permitted Indebtedness”).

Borrower shall not, and shall not permit any of its Subsidiaries to make any voluntary prepayment in respect of such Permitted Indebtedness that is subordinated in right of payment to the Debt.  No Indebtedness other than the Debt may be secured by the Collateral, whether senior, subordinate or pari passu, subject to any Permitted Encumbrances.  Borrower shall not cancel or otherwise forgive or release any claim or Indebtedness owed to Borrower by any Person, except for adequate consideration and in the Ordinary Course of Business of Borrower or as otherwise permitted hereunder.

6.2.7Material Agreements.  Borrower shall not, and shall not permit any of its Subsidiaries to, without Lender’s prior written consent (which shall not be unreasonably withheld, conditioned, or delayed):  (a) enter into, surrender or terminate any Material Agreement to which it is a party (unless the other party thereto is in material default); or (b) modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, any Material Agreement to which it is a party, in each case, in any material respect and other than in the Ordinary Course of Business. For the avoidance of doubt, Lender hereby gives its consent, and acknowledges that no further notice or consent is required, with respect to any modification, change, supplement, alteration, or amendment of the Denizbank Credit Agreement in connection with any transaction described under Article III hereof.

6.2.8Sale and Leaseback.  Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into any agreement or arrangement providing for the sale or transfer by it of any property (now owned or hereafter acquired) to a Person (other than Borrower or any Subsidiary) and the subsequent lease or rental of such property or other similar property from such Person, other than any such transactions existing on August 7, 2020 and any renewals, replacements, or extensions thereof.

6.2.9OFAC and Anti-Money Laundering Laws.  Borrower shall not, and shall not permit any of its Subsidiaries to, become a Prohibited Person listed on any OFAC List or otherwise become the target of the OFAC Rules.  Borrower represents and covenants that neither it, nor any of its Subsidiaries, will (a) become Controlled by a Prohibited Person so that Borrower becomes subject to the same prohibitions as such Prohibited Person, (b) act for or on behalf of a Prohibited Person, or (c) provide any material, financial or technological support for, or financial or other service to, or in support of, acts of terrorism for a Prohibited Person, in each of clauses (b) and (c) to the extent such would be a violation of OFAC Rules.  Borrower shall not, and shall not permit any of its Subsidiaries to, permit any interest in Borrower or any of its Subsidiaries to be transferred to a Prohibited Person to the extent such transfer would be a violation of OFAC Rules.  Borrower shall not enter into any transaction or undertake any activities related to the Debt in violation of the Anti-Money Laundering Laws.  Borrower shall not (A) use or permit the use of any Loan Advance in any way that will violate either the OFAC Rules or applicable Anti-Money Laundering Laws, or (B) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding or attempts to violate, any of the foregoing.

6.2.10Negative Pledge Agreements.  Borrower shall not create, incur, assume or permit to exist any written contract or agreement (other than the Loan Documents and any Permitted Encumbrances) which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on a material portion of the Collateral, or which requires the consent of other Persons in connection therewith, in each case other than any such contract or agreement existing on August 7, 2020 and any renewals, replacements, or extensions thereof.

6.2.11Consolidation, Merger, etc.  Other than in accordance with the Merger Agreement, Borrower shall not, and shall not permit any of its Subsidiaries to liquidate or dissolve, undergo a division (or similar transaction), consolidate with, or merge into or with, any other Person, or purchase or otherwise acquire all or substantially all of the assets of any Person or any division of any Person.

Article VII.  BUDGET

Section 7.1Budget

.

Lender shall make Loan Advances in accordance with the Budget.  Borrower shall apply Loan Advances in accordance with the Budget (subject to permitted variances).  The Budget shall specify all costs and expenses of every kind and nature whatsoever to be incurred by Borrower in connection with the operation of Borrower in the ordinary course and shall include all sources of funds to pay such costs and expenses.  The initial Budget has been delivered to and accepted by Lender.  Borrower shall provide timely Notice to Lender of any change, noncompliance, or expected change or noncompliance, with the Budget.  Borrower and Lender shall use commercially reasonable efforts to agree to any requested modification to the Budget by Borrower.  Upon agreement, the Budget, as modified, shall be the “Budget.”  If Borrower and Lender are unable to agree to a requested modification of the Budget, the prior agreed Budget shall remain the “Budget”; provided, however, that Borrower shall be permitted line-item variances of up to ten percent (10%) and a total Loan Balance variance of up to ten percent (10%).  In no event shall the Loan exceed the Commitment Amount.

Section 7.2Budget Line Items

.

(a)Borrower agrees that Loan Advances shall be used only for the line items in the Budget (“Budget Line Items”) for which such Loan Advances were made and shall not exceed the Monthly Operating Expense Budgeted Amount for the month in which such Loan Advance is made, subject to permitted variances.

(b)Borrower shall have the right to reallocate cost savings to other Budget Line Items.

Article VIII.  DEFAULTS

Section 8.1Events of Default

.  Each of the following events shall constitute an event of default hereunder (each, an “Event of Default”): provided that notwithstanding anything contained herein or in any other Loan Document to the contrary, in no event shall an Event of Default have occurred for any purpose under this Agreement (except in the case of clause (a)(iii) below) or any other Loan Document if the actions taken (or omitted to be taken) are directly authorized, approved or directed by, or taken (or omitted to be taken) by an employee or representative of Borrower or any of its Subsidiaries with the actual knowledge of, N. Malone Mitchell 3rd in his capacity as director of Borrower, Chairman of Borrower Board or Chief Executive Officer of Borrower (for the avoidance of doubt, an action taken by Borrower without the actual knowledge of N. Malone Mitchell 3rd shall not be deemed an action directly authorized, approved or directed by N. Malone Mitchell 3rd):

(a)(i)Payment.  Borrower shall fail to make any payment hereunder or under any Loan Document when due whether on the scheduled due date or upon acceleration, maturity or otherwise and such default shall continue unremedied for a period of three (3) Business Days after such amount is due.

(ii)Voluntary Bankruptcy; Appointment of Receiver, etc.  (1) Borrower commences a voluntary case under the Bankruptcy Code or other Debtor Relief Law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case under any such Law, or takes any action in furtherance of any of the foregoing, or (2) Borrower seeks or consents to the appointment of a receiver, trustee, custodian, liquidator or other officer having similar powers, for all or a substantial part of its property or any portion thereof; or (3) Borrower makes any assignment for the benefit of creditors, or takes any action in furtherance thereof; or (4) Borrower admits in writing the inability to pay, or fails to pay, its debts generally as they become due.

(iii)Involuntary Bankruptcy; Appointment of Receiver, etc.  (1) A court enters a decree or order for relief with respect to Borrower in an involuntary case under the Bankruptcy Code or other Debtor Relief Law now or hereafter in effect, which decree or order is not stayed or other similar relief is not granted under any applicable Law; or (2) the occurrence of any of the following events:  (i) an involuntary case is commenced against Borrower under the Bankruptcy Code or other Debtor Relief Law now or hereafter in effect; or (ii) a decree or order of a court for the appointment of a receiver, trustee, custodian, liquidator, or other officer having similar powers over Borrower or over all or a substantial part of its property, is entered, and Borrower either (x) admits, acquiesces in or fails to timely and diligently contest the allegations thereof, or (y) fails to have the case, petition, proceeding or other action dismissed or discharged within ninety (90) days of the commencement thereof. Notwithstanding anything herein or in any other Loan Document to the contrary, no default or Event of Default may result under this Section 8.1(a)(iii) if any event, action, or circumstance which would otherwise trigger an Event of Default under this Section 8.1(a)(iii) was initiated, approved, pursued, or supported by Lender.

(iv)Invalidity of Loan Documents.  Any of the Loan Documents, for any reason, ceases to be in full force and effect or is declared to be null and void by a court of competent jurisdiction, only if such failure or declaration results in the Lien purported to be created hereunder on the Collateral to cease being enforceable against a material portion of the Collateral, or Borrower or any Guarantor denies that it has any further liability under any Loan Document to which it is party, or gives notice to such effect.

(v)Termination or Invalidity of Merger Agreement.  Borrower terminates the Merger Agreement.

(vi)Invalidity of Lien.  Lender shall cease to have a first-priority perfected security interest (subject to Permitted Encumbrances) in a material portion of the Collateral.

(vii)Judgments and Attachments.  Any material money judgment, writ or warrant of attachment, or similar process is entered or filed against Borrower or any Guarantor or any of their respective property and remains undischarged, unvacated, unbonded, uninsured or unstayed for a period of thirty (30) days or in any event less than five (5) days prior to the date of any proposed sale thereunder.

(viii)Injunction.  Borrower or any Guarantor is enjoined, restrained or prevented from acting in accordance with the Loan Documents in any material respect, by any court order and such injunction, restraint or other event is not vacated within thirty (30) days.

(ix)Default Under Guarantee.  There shall be a material default by Guarantor under any material term, covenant or provision of any Guarantee beyond any applicable cure periods contained in such Guarantee.

(x)Default Under Other Indebtedness.  A default beyond any applicable cure period or at maturity by Borrower or any Guarantor in any payment of principal or interest on any material Indebtedness (other than the Debt), or in the performance of any other material obligation set forth in the documents evidencing or securing such material Indebtedness.

(xi)Breach of Certain Provisions.

(A)Borrower breaches or permits or suffers a breach of any covenant set forth in Section 6.2;

(B)Borrower fails to comply with Section 6.1.4 (Financial Reporting) and such failure continues for ten (10) days after Notice from Lender;

(C)Borrower fails to perform its obligations under Section 9.1(f) (Cooperation) and such failure continues for five (5) Business Days after Notice to Borrower from Lender.

(xii)Default Under Other Loan Documents or Material Agreements.  There shall be a material default by Borrower under any term, covenant or provision of any other Material Agreement or Loan Document that is a Material Agreement beyond any applicable cure periods contained in such Loan Document or Material Agreement.

(xiii)Denizbank Pledges.  The Denizbank Pledges shall be in effect on the Maturity Date or less than three (3) Business Days prior to the Maturity Date.

(xiv)Other Defaults Under this Agreement.  Borrower shall continue to be in default or breach under any of the other terms, covenants or conditions of this Agreement not specified in this Section 8.1, for ten (10) days after Notice to Borrower from Lender, in the case of any Default which can be cured by the payment of a sum of money, or thirty (30) days after Notice from Lender in the case of any other Default;

provided, however, that if such non-monetary Default is susceptible of cure, but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower to cure such Default; provided, however, that in no event shall such additional period exceed sixty (60) days.

Section 8.2Remedies

.

(a)When any Event of Default (other than those described in Section 8.1(a)(ii), Section 8.1(a)(iii) or Section 8.1(a)(v) with respect to Borrower) has occurred and is continuing, Lender may exercise any of the following rights and remedies:  (a) terminate the Unused Commitment and all other obligations of Lender hereunder; (b) declare the Debt to be forthwith due and payable and thereupon the Debt shall be and become immediately due and payable together with all other amounts payable under the Loan Documents without further demand, presentment, protest or notice, of any kind, (c) use and apply against the Debt, to the extent thereof and as permitted by applicable Law, all amounts on deposit in the Accounts, cash, letters of credit or other assets in which Lender has been granted a security interest pursuant to any Loan Document, or (d) any other rights and remedies afforded by this Agreement, any other Loan Document, or at Law or in equity.

(b)When any Event of Default described in Section 8.1(a)(ii), Section 8.1(a)(iii) or Section 8.1(a)(v) has occurred and is continuing, the Debt shall immediately become due and payable together with all other amounts payable under the Loan Documents without presentment, demand, protest or notice of any kind, and the Unused Commitment shall immediately terminate.

(c)When any Event of Default has occurred and is continuing, Lender shall have the right, at any time in its discretion and without notice to Borrower, to transfer to or to register on the books of the Pledged Companies (or of any other Person maintaining records with respect to the Pledged Stocks) in the name of Lender or its nominee any or all of the Pledged Stocks.  In addition, Lender shall have the right at any time to exchange certificates or instruments representing or evidencing Pledged Stocks for certificates or instruments of smaller or larger denominations.  Borrower shall have no further voting rights or the right to receive and retain cash dividends or distributions with respect to the Pledged Stocks and Lender shall have, at Lender’s option, the right but not the obligation to exercise all voting rights and all other rights associated with the Pledged Stocks and receive and retain cash dividends or distributions with respect to the Pledged Stocks.  With respect to the actions, voting rights, and other rights and powers in connection with the Pledged Stocks available to Lender at his election upon the occurrence of an Event of Default, as described above in this Section 8.2(c), Borrower irrevocably constitutes and appoints Lender as their proxy and attorney-in-fact with full power of substitution and acknowledge that the constitution and appointment of such proxy and attorney-in-fact are coupled with an interest and are irrevocable.

Section 8.3Remedies Cumulative

.

The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise.  Lender’s rights, powers and remedies may be pursued singly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law or as set forth herein or in any other Loan Document.  No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient.  A waiver of one Default or Event of Default shall not be construed to be a waiver of any subsequent Default or Event of Default or impair any remedy, right or power consequent thereon.

Article IX.  MISCELLANEOUS

Section 9.1Successors and Assigns

.

(a)Successors and Assigns.  All covenants, promises and agreements in this Agreement shall inure to the benefit of the permitted successors and assigns of each party hereto.  Neither Borrower nor Lender shall assign or otherwise transfer any of its rights or obligations under any Loan Document, and any such assignment shall be void.

(b)Sales and Participations.  Lender may, at any time, sell, assign or grant participations in all or any portion of Lender’s rights and obligations under the Loan Documents to any Preferred Shareholder Investor (as defined in the Merger Agreement) or Affiliate of any Preferred Shareholder Investor.  In connection with any such sale or assignment, the Loan Documents shall be sufficient evidence of the obligations of Borrower to each purchaser or assignee, and upon written request by Lender, Borrower shall enter into such amendments or modifications to the Loan Documents as may be required in order to evidence any sale or assignment, and to the extent, if any, specified in any such sale or assignment, such assignee(s) shall have the same rights and benefits with respect to the Loan Documents as such Person(s) would have if such Person(s) were Lender hereunder.  The indemnity obligations of Borrower under the Loan Documents shall also apply with respect to such purchaser, assignee or participant.

(c)Pledge by Lender.  Lender may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement and the other Loan Documents to secure obligations of Lender under this Agreement or the Merger Agreement; provided that no such pledge or grant of a security interest shall release Lender from any of its obligations hereunder or substitute any such pledgee or Lender for Lender as a party hereto; provided further, however, the right of any such pledgee or grantee to further transfer all or any portion of the rights pledged or granted to it, whether by means of foreclosure or otherwise, shall be at all times subject to the terms of this Agreement.

(d)Offsets, Counterclaims and Defenses.  Any permitted assignee of Lender’s interest in and to this Agreement and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against Lender, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

(e)Disclosure.  Lender may, in connection with any permitted assignment or participation or proposed assignment or participation, disclose to the assignee or participant or proposed assignee or participant, as the case may be, any information relating to Borrower or any of its respective Affiliates or any aspect of the Loan that has been furnished to Lender by or on behalf of Borrower or any of its respective Affiliates pursuant to this Agreement.

(f)Cooperation.  In connection with any permitted assignment or transfer of participation of the Loan or any portion thereof, Borrower shall use all reasonable efforts and cooperate fully and in good faith, with Lender and otherwise assist Lender in consummating any such assignment or transfer of participation.

Section 9.2Governing Law

.  This Agreement shall be construed in accordance with and governed by the internal laws (and not the law of conflicts) of the State of Texas.

Section 9.3Jurisdiction, Venue and Consent of Process

.

(a)Consent to Jurisdiction.  Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any United States federal or Texas state court sitting in Dallas, Texas, and any appellate court in such jurisdiction, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Texas state or, to the extent permitted by Law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Nothing in this Agreement shall affect any right that Lender may otherwise have to bring any action or proceeding relating to this Agreement against Borrower or its properties in the courts of any jurisdiction.

(b)Consent and Waiver of Objection to Venue.  Each party hereto hereby irrevocably and unconditionally agrees that the exclusive venue for any action or proceeding arising out of or relating to this Agreement shall be in any United States federal or Texas state court sitting in Dallas, Texas, and any appellate court from any thereof.  Each party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in this Section 9.3(b).  Each party hereto hereby irrevocably waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.  Nothing contained in this Section 9.3(b) shall bar, prevent or prejudice Lender from commencing and maintaining any action or proceeding arising out of or relating to this Agreement in any other court or venue as applicable Law may permit or require.

Section 9.4Amendments

.  Any provision of this Agreement and the other Loan Documents that Borrower is a party to may be amended, supplemented, or otherwise modified or waived if, but only if, such amendment or waiver is in writing and is signed by Lender and Borrower.

Section 9.5Delay Not a Waiver

.  Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under any other Loan Document, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege.  In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement or the other Loan Documents, or to consider such failure to effect prompt payment of any such other amount an Event of Default.

Section 9.6Notices

.  All notices and other communications (any of the foregoing, a “Notice”) required, permitted, or desired to be given hereunder shall be in writing and sent by hand delivery, registered or certified mail, postage prepaid, return receipt requested, by nationally recognized overnight courier, or electronic mail addressed to the party to be so notified at its address hereinafter set forth, or to such other address as such party may hereafter specify in accordance with the provisions of this Section.  Any Notice shall be deemed to have been received:  (a) when delivered, if hand delivered, (b) three (3) days after the date such Notice is mailed, if sent by registered or certified mail, postage prepaid, return receipt requested, (c) on the next Business Day, if sent by an overnight commercial courier, or (d) immediately if sent by electronic mail (so long as such Notice is received the next following Business Day pursuant to another method of delivery permitted hereunder), in each case addressed to the parties as follows:

If to Lender:	Dalea Investment Group, LLC 16803 Dallas Parkway Addison, Texas 75001 Attention: Michael S. Haynes Email: michael.haynes@riatacg.com
with a copy to:	Foley & Lardner LLP 2021 McKinney Avenue, Suite 1600 Dallas, Texas 75201-3340 Attention: Robert Sarfatis Email: rsarfatis@foley.com
If to Borrower:	TransAtlantic Petroleum Ltd. 16803 Dallas Parkway Addison, Texas 75001 Attention: Tabitha Bailey Email: tabitha.bailey@tapcor.com
with a copy to:	Akin Gump Strauss Hauer & Feld LLP 2300 N. Field Street, Suite 1800 Dallas, Texas 75201 Attention: Garrett A. DeVries Email: gdevries@akingump.com

Notwithstanding anything to the contrary herein or in any other Loan Document, any Notice required to be given to Lender hereunder or under any other Loan Document shall be deemed to have been given at any time N. Malone Mitchell 3rd becomes aware of the information or communication required to be provided by such Notice.

Section 9.7Trial by Jury

.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED IN CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.8Headings

.  The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 9.9Severability

.  Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement shall be prohibited by, or invalid under, applicable Law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, and to that end, the provisions of this Agreement are declared to be severable.

Section 9.10Preferences

.  Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder.  To the extent Borrower makes a payment to Lender, which payment or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under the Bankruptcy Code or any Law or in equity, then, to the extent of such payment, the obligations hereunder intended to be satisfied shall be revived and continue in full force and effect, as if such payment had not been received by Lender.

Section 9.11Waiver of Notice

.  Borrower hereby expressly waives the right to receive any Notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of Notice by Lender to Borrower except for matters with respect to which Lender is required by applicable Law to give notice to Borrower.

Section 9.12Expenses

.  Borrower shall pay (i) up to a maximum of $50,000, all reasonable and documented out of pocket expenses incurred by Lender and its Affiliates, including the reasonable fees, charges and disbursements of one counsel for Lender, in connection with the preparation, execution and administration of this Agreement and the other Loan Documents, or any extensions, amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all documented out-of-pocket expenses incurred by Lender, including the fees, charges and disbursements of any counsel for Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Debt, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Debt.

Section 9.13Indemnity

Section 9.14.  Borrower shall indemnify, defend and hold harmless Lender, and its Affiliates, and their respective permitted successors and assigns, including the directors, officers, partners, members, shareholders, participants, employees, agents and advisors (each, an “Indemnified Party”), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the fees and disbursements of counsel for an Indemnified Party), that may be imposed on, incurred by, or asserted against any Indemnified Party (collectively, the “Indemnified Liabilities”) in any manner, relating to or arising out of, in connection with or as a result of:  (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or under any other Loan Document, or the consummation of the transactions contemplated hereby or under any other Loan Document, (ii) the Loan or the use of any Loan Advance, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based in contract, tort or any other theory and regardless of whether any Indemnified Party is a party thereto;  provided, however, that Borrower shall not have any obligation to any Indemnified Party hereunder to the extent that such Indemnified Liabilities arose from the gross negligence or willful misconduct of such Indemnified

Party, as determined by a final, non-appealable judgment of a court of competent jurisdiction.  Any amounts payable to any Indemnified Party by reason of the application of this paragraph shall be payable within five (5) days after demand therefor.  The obligations and liabilities of Borrower under this Section 9.13 shall survive the term of the Loan and the exercise by Lender of any of its rights or remedies under the Loan Documents. Notwithstanding the foregoing, or anything to the contrary in this Agreement or any other Loan Document, Indemnified Liabilities shall not be deemed to include liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever in any manner relating to or arising out of, in connection with or as a result of the relative the rights of, and priorities among, Lender and each Denizbank Pledgor with respect to the Collateral.

Section 9.14Schedules and Exhibits Incorporated

.  The Schedules and Exhibits annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 9.15No Joint Venture or Partnership; No Third-Party Beneficiaries; Waiver of Consequential Damages

.

Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender.  Nothing herein or therein is intended to create a joint venture, partnership, tenancy in common, joint tenancy or fiduciary relationship between Borrower and Lender.  Without limiting the generality of the foregoing:

Except as otherwise set forth in Section 4.1, Section 4.5, and Section 9.1, this Agreement and the other Loan Documents are solely for the benefit of Lender and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein Except as otherwise set forth in Section 9.1, all conditions to the obligations of Lender to make the Loan Advances hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make any Loan Advance in the absence of strict compliance with any or all such conditions and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions.

To the fullest extent permitted by applicable Law, Borrower agrees not to assert, and hereby waives, in any legal action or other proceeding, any claim against Lender, on any theory of liability, for indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, the Loan or any Loan Advance.

Section 9.16Waiver of Offsets/Defenses/Counterclaims

.  Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents or otherwise to offset any obligations to make the payments required by the Loan Documents.  No failure by Lender to perform any of its obligations hereunder shall be a valid defense to, or result in any offset against, any payments that Borrower is obligated to make under any of the Loan Documents.

Section 9.17Conflict; Construction of Documents; Reliance

.  In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control.  The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party that drafted same.  Borrower acknowledges that, with respect to this Agreement, it shall rely solely on its own judgment and advisors in entering into this Agreement without reliance in any manner on any statements, representations or recommendations of Lender or Affiliate of Lender.  Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Debt and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies.

Section 9.18Brokers and Financial Advisors

.  Borrower hereby represents that it has not dealt with any financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement.  To the extent provided in Section 9.13, Borrower shall indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind (including Lender’s attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower or Lender in connection with the transactions contemplated herein.  The provisions of this Section 9.18 shall survive the expiration and termination of this Agreement and the payment of the Debt.

Section 9.19Recourse

.  Borrower shall be fully liable, on a recourse basis, to Lender for repayment of all amounts due hereunder and under the Loan Documents.

Section 9.20Prior Agreements

.  This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements, understandings and negotiations among or between such parties, whether oral or written, are superseded by the terms of this Agreement and the other Loan Documents.

Section 9.21Time is of the Essence

.  Time is of the essence under this Agreement.

Section 9.22Set Off

.  In addition to any rights and remedies of Lender provided by this Agreement and by Law, Lender shall have the right, upon the occurrence of an Event of Default, without prior Notice to Borrower, any such Notice being expressly waived by Borrower to the extent permitted by applicable Law, to set off and appropriate and apply against such amount any and all amounts, at any time held or owing by Lender or any Affiliate thereof to or for the credit or the account of Borrower.  Lender agrees promptly to notify Borrower after any such set off and application made by Lender; provided that the failure to give such Notice shall not affect the validity of such set off and application.

Section 9.23Records

.  The unpaid amount of the Debt and the amount of any other credit extended by Lender to or for the account of Borrower set forth on the books and records of Lender shall be presumptive evidence of the amount thereof owing and unpaid, but failure to record any such amount on Lender’s books and records shall not limit or affect the obligations of Borrower under the Loan Documents to make payments on the Debt when due.

Section 9.24Counterparts; Electronic Delivery of Signature Pages

.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.  Delivery of an executed signature page of this Agreement and the other Loan Documents by electronic means shall be effective as delivery of an original executed signature page of this Agreement and such other Loan Documents and shall be binding on the parties hereto and thereto.

Section 9.25Amendment and Restatement; No Novation

The parties hereto agree that this Agreement shall, and is intended to, constitute an amendment and restatement of the Existing Credit Agreement, effective from and after the date hereof (the “Restatement Date”), and that the execution and delivery of this Agreement shall not constitute a novation of any indebtedness or other obligations owing under the Existing Credit Agreement. On the Restatement Date, the Existing Credit Agreement shall be amended, supplemented, modified and restated in its entirety by this Agreement, and all Loan Advances, if any, and other obligations outstanding as of such date under the Existing Credit Agreement shall be deemed to be Debt under this Agreement, without any further action by any Person. Nothing herein is intended to extinguish, cancel or impair the Lien priority or effect of any Lien with respect to the Debt.

Section 9.26Termination and Release. At such time as the Debt shall have been irrevocably paid in full (other than contingent indemnification obligations in which no claim has been made), the Commitment Termination Date shall have occurred, (i) the Collateral shall be released from the Liens created hereby in favor of the Lender, and this Agreement and all obligations (other than those expressly stated to survive such termination) of Borrower and Lender hereunder shall terminate, all without delivery of any instrument or any further action by any Person, and all rights to the Collateral shall revert to Borrower, and (ii)  Guarantors shall be released from the Guarantees, all without delivery of any instrument or any further action by any Person. At the request and sole expense of Borrower following any such termination, Lender shall deliver to Borrower any Collateral held by Lender, and execute and deliver to Borrower such documents as Borrower shall reasonably request to evidence such termination.

If any of the Collateral shall be sold, transferred or otherwise disposed of by Borrower in a transaction permitted by the Loan Documents, then the Lien created pursuant to this Agreement in such Collateral shall be released, and Lender, at the request and sole expense of Borrower, shall execute and deliver to Borrower all releases and other documents necessary or advisable for the release of the Lien created hereby on such Collateral; provided that Borrower shall provide to Lender evidence of such transaction's compliance with this Agreement and the other Loan Documents as Lender shall reasonably request.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

LENDER:
DALEA INVESTMENT GROUP, LLC
a Texas limited liability company
By:________________________________
Name: N. Malone Mitchell 3rd
Title: Manager

Transatlantic Petroleum Ltd.

Signature Page to Amended & Restated Loan Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:
TRANSATLANTIC PETROLEUM LTD. a Bermuda limited company
By:
Name:
Title:

Transatlantic Petroleum Ltd.

Signature Page to Amended & Restated Loan Agreement

Only in the event that Denizbank A.S. enforces the Denizbank Pledges pursuant to and in accordance with the terms thereof and of the Denizbank Credit Agreement (including after giving effect to all applicable grace periods), each Denizbank Pledgor may exercise all rights and remedies with respect to the Collateral.

At such time as the Denizbank Pledges are no longer in effect, and the Denizbank Pledgor Rights shall have been irrevocably satisfied in full, (i) the Collateral shall be released from the Lien created by the Agreement in favor of the Denizbank Pledgors, and all obligations of Borrower to the Denizbank Pledgors shall terminate, all without delivery of any instrument or any further action by any Person, and all rights of the Denizbank Pledgors to the Collateral shall revert to Borrower, all without delivery of any instrument or any further action by any Person. At the request and sole expense of Borrower following any such termination, each Denizbank Pledgor shall deliver to Borrower any Collateral held by it, and execute and deliver such documents as Borrower shall reasonably request to evidence such termination.

If any of the Collateral shall be sold, transferred or otherwise disposed of by Borrower, then the Lien created pursuant to this Agreement in favor of the Denizbank Pledgors in such Collateral shall be released, and each Denizbank Pledgor, at the request and sole expense of Borrower, shall execute and deliver to Borrower all releases and other documents necessary or advisable for the release of the Lien created hereby on such Collateral in favor of the Denizbank Pledgors.

Each Denizbank Pledgor acknowledges and agrees that any Collateral delivered to or registered in the name of Lender shall be held for the benefit of Lender for itself and, as applicable, the Denizbank Pledgors.

Each Denizbank Pledgor hereby acknowledges and agrees that the Agreement does not, and does not purport to, govern or determine the relative rights of, and priorities among, Lender and each Denizbank Pledgor with respect to the Collateral. EACH DENIZBANK PLEDGOR HEREBY RELEASES AND DISCHARGES BORROWER FROM, AND COVENANTS NOT TO SUE BORROWER IN CONNECTION WITH, ANY DISPUTE AMONG LENDER AND ANY DENIZBANK PLEDGORS OR AMONG THE DENIZBANK PLEDGORS WITH RESPECT TO THE RELATIVE RIGHTS OF, AND PRIORITIES AMONG, LENDER AND THE DENIZBANK PLEDGORS OR AMONG THE DENIZBANK PLEDGORS WITH RESPECT TO THE COLLATERAL. In the case of any such dispute, Borrower shall provide information about the Collateral upon reasonable request (which same information will be provided to Lender and each Denizbank Pledgor, regardless of which party requested it) and use commercially reasonable efforts to cooperate with the Lender and the Denizbank Pledgors in connection with any reasonable request with respect to the Collateral, in each case to the extent permitted by applicable law.

Each Denizbank Pledgor hereby acknowledges and agrees that the Pledge Fee Agreements shall terminate on February 28, 2021.

Transatlantic Petroleum Ltd.

Signature Page to Amended & Restated Loan Agreement

SOLELY WITH RESPECT TO THE FOREGOING AND SECTION 4.1 AND SECTION 4.5 OF THE AGREEMENT, ACCEPTED AND AGREED TO:

DENIZBANK PLEDGORS:

N. MALONE MITCHELL 3RD

Address:

SELAMI ERDEM URAS

Address:

GUNDEM TURIZM YATIRIM VE ISLETMELERI A. S.

By:
Name:

Title:

Address:

Transatlantic Petroleum Ltd.

Signature Page to Amended & Restated Loan Agreement

EXHIBIT A

FORM OF PROMISSORY NOTE

PROMISSORY NOTE

U.S. $8,000,000.00_________ __, 2020

For Value Received, the undersigned, TRANSATLANTIC PETROLEUM LTD, a Bermuda limited company (“Borrower”), hereby promises to pay to DALEA INVESTMENT GROUP, LLC, a Texas limited liability company (“Lender”), or its successors and assigns, pursuant to that certain Loan Agreement dated as of August 7, 2020 by and between Borrower and Lender (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Loan Agreement”), at the address of Lender at 16803 Dallas Parkway, Addison, Texas 75001 (or such other location as Lender may designate to Borrower), in immediately available funds, the principal sum of EIGHT MILLION AND NO/100 DOLLARS ($8,000,000.00) or, if less, the aggregate unpaid principal amount of the Loan, together with interest on the principal amount of each Loan Advance from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Loan Agreement.

This Note and the holder hereof are entitled to all the benefits and security provided in or pursuant to the Loan Agreement.  All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Loan Agreement.  This Note shall be governed by and construed in accordance with the internal laws of the State of Texas.

This Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Loan Agreement.

[Signature Page to Follow]

A-1

Borrower hereby waives demand, presentment, protest or notice of any kind hereunder.

TRANSATLANTIC PETROLEUM LTD. a Bermuda limited company
By:
Name:
Title:

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EXHIBIT B-1

GUARANTEE OF TRANSATLANTIC WORLDWIDE, LTD.

GUARANTEE

(TRANSATLANTIC WORLDWIDE, LTD.)

THIS GUARANTEE, dated as of August 7, 2020 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Guarantee”), is made  by TRANSATLANTIC WORLDWIDE, LTD., a Bahamas international business company (“Guarantor”) in favor of DALEA INVESTMENT GROUP, LLC, a Texas limited liability company (the “Lender”).

RECITALS:

A.

Lender and TransAtlantic Petroleum Ltd., a Bermuda exempted company (“Borrower”), are parties to that certain Loan and Security Agreement dated of even date herewith (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Loan Agreement”), pursuant to which Lender has agreed to make a loan to Borrower in an aggregate principal amount up to EIGHT MILLION AND NO/100 DOLLARS ($8,000,000.00) to finance the working capital needs of Borrower and its subsidiaries as set forth therein.

B.	Guarantor is a wholly-owned subsidiary of Borrower.
C.

As additional security and in order to further induce Lender to make a loan to Borrower pursuant to the Loan Agreement, Guarantor has agreed to enter this Guarantee pursuant to the terms and conditions set forth below.

D.

The term “Obligations” is used herein in its most comprehensive sense and includes any and all debts, obligations, and liabilities of Borrower to Lender pursuant to the Loan Agreement, heretofore, now, or hereafter made, incurred, or created, whether voluntary or involuntary and however arising, whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, secured or unsecured, whether Borrower is liable individually or jointly with others, whether for principal, interest or other debts, obligations or liabilities, and whether or not any or all such debts, obligations and liabilities are or become barred by any statute of limitations or otherwise unenforceable.

COVENANTS:

IN CONSIDERATION OF these premises and any credit or financial accommodation now or hereafter granted by Lender to Borrower, it is agreed that:

1.Guarantor hereby: (a) unconditionally guarantees the full and prompt payment and performance of the Obligations when due, whether by acceleration or otherwise, or (if earlier) at the time Borrower becomes the subject of bankruptcy or other insolvency

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proceedings; (b) agrees to pay all documented out-of-pocket costs, expenses and reasonable attorneys’ fees incurred by Lender in enforcing this Guarantee and the Obligations and realizing on any collateral for either; and (c) agrees to pay to Lender the amount of any payments made to Lender or another in connection with any of the Obligations which are recovered from Lender by a trustee, receiver, Lender or other party pursuant to applicable law.

2.This is a guarantee of payment, and not of collection.  Lender shall not be obligated to:  (a) take any steps whatsoever to collect from, or to file any claim of any kind against, Borrower, any guarantor, or any other person or entity liable for payment or performance of any of the Obligations; (b) take any steps whatsoever to protect, accept, obtain, enforce, take possession of, perfect its interest in, foreclose or realize on collateral or security, if any, for the payment or performance of any of the Obligations or any guarantee of any of the Obligations; or (c) in any other respect exercise any diligence whatsoever in collecting or attempting to collect any of the Obligations by any means.

3.Guarantor’s liability for payment and performance of the Obligations shall be absolute and unconditional.  Guarantor unconditionally and irrevocably waives each and every defense which, under principles of guarantee or suretyship law, would otherwise operate to impair or diminish such liability and nothing whatsoever except actual full payment and performance to Lender of the Obligations shall operate to discharge Guarantor’s liability hereunder.  Without limiting the generality of the foregoing, Lender shall have the exclusive right, which may be exercised from time to time without diminishing or impairing the liability of Guarantor in any respect, and without notice of any kind to Guarantor, to:  (a) extend any additional credit to Borrower; (b) accept any collateral, security or guarantee for any Obligations or any other credit; (c) determine how, when and what application of payments, credits and collections, if any, shall be made on the Obligations and any other credit and accept partial payments; (d) determine what, if anything, shall at any time be done with respect to any collateral or security; perfect or fail to perfect any lien or security interest; subordinate, sell, transfer, surrender, release or otherwise dispose of all or any of such collateral or security; and purchase or otherwise acquire any such collateral or security at foreclosure or otherwise; and (e) with or without consideration grant, permit or enter into any waiver, amendment, extension, modification, refinancing, indulgence, compromise, settlement, subordination, discharge or release of:  (i) any of the Obligations and any agreement relating to any of the Obligations; (ii) any obligations of any guarantor or other person or entity liable for payment or performance of any of the Obligations, and any agreement relating to such obligations; and (iii) any collateral or security or agreement relating to collateral or security for any of the foregoing.

4.Guarantor hereby unconditionally waives: (a) presentment, notice of dishonor, protest, demand for payment and all notices of any kind, including without limitation:  notice of acceptance hereof; notice of the creation of any of the Obligations; notice of nonpayment, nonperformance or other default on any of the Obligations; and notice of any action taken to collect upon or enforce any of the Obligations; (b) any subrogation to the rights of Lender against Borrower and any other claim against Borrower which arises as a result of payments made by Guarantor pursuant to this Guarantee, until the Obligations have been paid or performed in full (other than indemnification, reimbursement or contingent obligations for which no claim has been asserted); (c) any claim for contribution against any co‑guarantor, until the Obligations have been paid or performed in full (other than indemnification, reimbursement or contingent obligations for

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which no claim has been asserted); and (d) any setoffs or counterclaims against Lender which would otherwise impair Lender’s rights against Guarantor hereunder.

5.Guarantor has made an independent investigation and evaluation of the financial condition of Borrower and the value of any collateral, and has not relied (and will not rely) on any information or evaluation provided by Lender regarding such condition or value.

6.Guarantor represents and warrants that:

a.

The execution, delivery and performance of this Guarantee by Guarantor are within the corporate powers of Guarantor, have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of the stockholders of Guarantor which has not been obtained, (ii) violate any provision of the articles of incorporation or by‑laws of Guarantor or of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to Guarantor, (iii) require the consent or approval of, or filing or registration with, any governmental body, agency or authority, or (iv) result in a breach of or constitute a default under, or result in the imposition of any lien, charge or encumbrance upon any property of Guarantor pursuant to, any indenture or other agreement or instrument under which Guarantor is a party or by which it or any of its properties may be bound or affected.

b.

This Guarantee constitutes the legal, valid and binding obligation of Guarantor enforceable in accordance with its terms, except that such enforceability may be limited by bankruptcy or similar laws affecting the enforceability of creditors’ rights generally.

c.

The financial statements of Guarantor furnished to Lender fairly present the financial condition of Guarantor for the periods shown therein, and since the dates covered by the most recent of such financial statements, there has been no Material Adverse Change (as defined in the Loan Agreement).  Except as expressly shown on such financial statements, Guarantor: owns all of its assets free and clear of all liens except for Permitted Encumbrances (as defined in the Loan Agreement); is not a party to any litigation, nor is any litigation threatened to the knowledge of Guarantor which, in each case, would, if adversely determined, be reasonably expected to result in a Material Adverse Change; and has no material delinquent tax liabilities, nor have any material tax deficiencies been proposed against it.

7.Guarantor shall provide to Lender such information regarding the financial condition of Guarantor as Lender may reasonably request from time to time.

8.Any term or provision of this Guarantee to the contrary notwithstanding, the maximum aggregate amount of the Obligations guaranteed hereunder by Guarantor shall not exceed the maximum amount that can be hereby guaranteed without rendering this Guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar

B-1-3

laws affecting the rights of creditors generally.  To effectuate the foregoing intention, the obligations of Guarantor shall be limited to such maximum amount as will, after giving effect to all other contingent and fixed liabilities of Guarantor and after giving effect to any collections from or payments made or reasonably expected to be made by or on behalf of any other guarantor of the Obligations in respect of the obligations of such other guarantor under its guarantee or pursuant to its contribution obligations, result in the obligations of Guarantor under this Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal, state or foreign law.

9.This Guarantee shall inure to the benefit of Lender and its successors and assigns, including every holder or owner of any of the Obligations, and shall be binding upon Guarantor and Guarantor’s successors and permitted assigns.  This is a continuing guarantee and shall continue in effect until all Obligations shall be paid or performed in full (other than indemnification, reimbursement or contingent obligations for which no claim has been asserted), at which time, this Guarantee and Guarantor’s obligations hereunder shall automatically terminate.

10.This Guarantee constitutes the entire agreement between Lender and Guarantor with respect to the subject matter hereof, superseding all previous communications and negotiations, and no representation, understanding, promise or condition concerning the subject matter hereof shall be binding upon Lender unless expressed herein.

11.This Guarantee shall be governed by the internal laws (and not the law of conflicts) of the State of Texas.

12.Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any United States federal or Texas state court sitting in Dallas, Texas, and any appellate court in such jurisdiction, in any action or proceeding arising out of or relating to this Guarantee, or for recognition or enforcement of any judgment, and Guarantor hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Texas state or, to the extent permitted by law, in such federal court.  Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Guarantee shall affect any right that Lender may otherwise have to bring any action or proceeding relating to this Guarantee against Guarantor in the courts of any jurisdiction.

13.Guarantor hereby waives any and all right to trial by jury in any action or proceeding relating to this Guarantee, or any document delivered hereunder or in connection herewith, or any transaction arising from or connected to any of the foregoing.  Guarantor represents that this waiver is knowingly, willingly and voluntarily given.

14.Guarantor hereby waives any right it may now or hereafter have to claim or recover from Lender any consequential, exemplary or punitive damages.

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IN WITNESS WHEREOF, the parties hereto have caused this Guarantee to be duly executed by their duly authorized representatives, all as of the day and year first above written.

GUARANTOR:

TRANSATLANTIC WORLDWIDE, LTD.

a Bahamas international business company

By:
Name: Tabitha T. Bailey

Title: Vice President and Secretary

Address:

16803 Dallas Parkway

Addison, TX 75001

B-1-5

ACCEPTED AND AGREED TO:

LENDER:

DALEA INVESTMENT GROUP, LLC

a Texas limited liability company

By:
Name:

Title:

Address:

16803 Dallas Parkway

Addison, TX 75001

B-1-6

EXHIBIT B-2

GUARANTEE OF TRANSATLANTIC PETROLEUM (USA) CORP.

GUARANTEE

(TRANSATLANTIC PETROLEUM (USA) CORP.)

THIS GUARANTEE, dated as of August 7, 2020 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Guarantee”), is made  by TRANSATLANTIC PETROLEUM (USA) CORP., a Delaware corporation (“Guarantor”) in favor of DALEA INVESTMENT GROUP, LLC, a Texas limited liability company (the “Lender”).

RECITALS:

A.

Lender and TransAtlantic Petroleum Ltd., a Bermuda exempted company (“Borrower”), are parties to that certain Loan and Security Agreement dated of even date herewith (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Loan Agreement”), pursuant to which Lender has agreed to make a loan to Borrower in an aggregate principal amount up to EIGHT MILLION AND NO/100 DOLLARS ($8,000,000.00) to finance the working capital needs of Borrower and its subsidiaries as set forth therein.

B.	Guarantor is a wholly-owned subsidiary of Borrower.
C.

As additional security and in order to further induce Lender to make a loan to Borrower pursuant to the Loan Agreement, Guarantor has agreed to enter this Guarantee pursuant to the terms and conditions set forth below.

D.

The term “Obligations” is used herein in its most comprehensive sense and includes any and all debts, obligations, and liabilities of Borrower to Lender pursuant to the Loan Agreement, heretofore, now, or hereafter made, incurred, or created, whether voluntary or involuntary and however arising, whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, secured or unsecured, whether Borrower is liable individually or jointly with others, whether for principal, interest or other debts, obligations or liabilities, and whether or not any or all such debts, obligations and liabilities are or become barred by any statute of limitations or otherwise unenforceable.

COVENANTS:

IN CONSIDERATION OF these premises and any credit or financial accommodation now or hereafter granted by Lender to Borrower, it is agreed that:

1.Guarantor hereby: (a) unconditionally guarantees the full and prompt payment and performance of the Obligations when due, whether by acceleration or otherwise, or (if earlier) at the time Borrower becomes the subject of bankruptcy or other insolvency

B-2-1

proceedings; (b) agrees to pay all documented out-of-pocket costs, expenses and reasonable attorneys’ fees incurred by Lender in enforcing this Guarantee and the Obligations and realizing on any collateral for either; and (c) agrees to pay to Lender the amount of any payments made to Lender or another in connection with any of the Obligations which are recovered from Lender by a trustee, receiver, Lender or other party pursuant to applicable law.

2.This is a guarantee of payment, and not of collection.  Lender shall not be obligated to:  (a) take any steps whatsoever to collect from, or to file any claim of any kind against, Borrower, any guarantor, or any other person or entity liable for payment or performance of any of the Obligations; (b) take any steps whatsoever to protect, accept, obtain, enforce, take possession of, perfect its interest in, foreclose or realize on collateral or security, if any, for the payment or performance of any of the Obligations or any guarantee of any of the Obligations; or (c) in any other respect exercise any diligence whatsoever in collecting or attempting to collect any of the Obligations by any means.

3.Guarantor’s liability for payment and performance of the Obligations shall be absolute and unconditional.  Guarantor unconditionally and irrevocably waives each and every defense which, under principles of guarantee or suretyship law, would otherwise operate to impair or diminish such liability and nothing whatsoever except actual full payment and performance to Lender of the Obligations shall operate to discharge Guarantor’s liability hereunder.  Without limiting the generality of the foregoing, Lender shall have the exclusive right, which may be exercised from time to time without diminishing or impairing the liability of Guarantor in any respect, and without notice of any kind to Guarantor, to:  (a) extend any additional credit to Borrower; (b) accept any collateral, security or guarantee for any Obligations or any other credit; (c) determine how, when and what application of payments, credits and collections, if any, shall be made on the Obligations and any other credit and accept partial payments; (d) determine what, if anything, shall at any time be done with respect to any collateral or security; perfect or fail to perfect any lien or security interest; subordinate, sell, transfer, surrender, release or otherwise dispose of all or any of such collateral or security; and purchase or otherwise acquire any such collateral or security at foreclosure or otherwise; and (e) with or without consideration grant, permit or enter into any waiver, amendment, extension, modification, refinancing, indulgence, compromise, settlement, subordination, discharge or release of:  (i) any of the Obligations and any agreement relating to any of the Obligations; (ii) any obligations of any guarantor or other person or entity liable for payment or performance of any of the Obligations, and any agreement relating to such obligations; and (iii) any collateral or security or agreement relating to collateral or security for any of the foregoing.

4.Guarantor hereby unconditionally waives: (a) presentment, notice of dishonor, protest, demand for payment and all notices of any kind, including without limitation:  notice of acceptance hereof; notice of the creation of any of the Obligations; notice of nonpayment, nonperformance or other default on any of the Obligations; and notice of any action taken to collect upon or enforce any of the Obligations; (b) any subrogation to the rights of Lender against Borrower and any other claim against Borrower which arises as a result of payments made by Guarantor pursuant to this Guarantee, until the Obligations have been paid or performed in full (other than indemnification, reimbursement or contingent obligations for which no claim has been asserted); (c) any claim for contribution against any co‑guarantor, until the Obligations have been paid or performed in full (other than indemnification, reimbursement or contingent obligations for

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which no claim has been asserted); and (d) any setoffs or counterclaims against Lender which would otherwise impair Lender’s rights against Guarantor hereunder.

5.Guarantor has made an independent investigation and evaluation of the financial condition of Borrower and the value of any collateral, and has not relied (and will not rely) on any information or evaluation provided by Lender regarding such condition or value.

6.Guarantor represents and warrants that:

a.

The execution, delivery and performance of this Guarantee by Guarantor are within the corporate powers of Guarantor, have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of the stockholders of Guarantor which has not been obtained, (ii) violate any provision of the articles of incorporation or by‑laws of Guarantor or of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to Guarantor, (iii) require the consent or approval of, or filing or registration with, any governmental body, agency or authority, or (iv) result in a breach of or constitute a default under, or result in the imposition of any lien, charge or encumbrance upon any property of Guarantor pursuant to, any indenture or other agreement or instrument under which Guarantor is a party or by which it or any of its properties may be bound or affected.

b.

This Guarantee constitutes the legal, valid and binding obligation of Guarantor enforceable in accordance with its terms, except that such enforceability may be limited by bankruptcy or similar laws affecting the enforceability of creditors’ rights generally.

c.

The financial statements of Guarantor furnished to Lender fairly present the financial condition of Guarantor for the periods shown therein, and since the dates covered by the most recent of such financial statements, there has been no Material Adverse Change (as defined in the Loan Agreement).  Except as expressly shown on such financial statements, Guarantor: owns all of its assets free and clear of all liens except for Permitted Encumbrances (as defined in the Loan Agreement); is not a party to any litigation, nor is any litigation threatened to the knowledge of Guarantor which, in each case, would, if adversely determined, be reasonably expected to result in a Material Adverse Change; and has no material delinquent tax liabilities, nor have any material tax deficiencies been proposed against it.

7.Guarantor shall provide to Lender such information regarding the financial condition of Guarantor as Lender may reasonably request from time to time.

8.Any term or provision of this Guarantee to the contrary notwithstanding, the maximum aggregate amount of the Obligations guaranteed hereunder by Guarantor shall not exceed the maximum amount that can be hereby guaranteed without rendering this Guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar

B-2-3

laws affecting the rights of creditors generally.  To effectuate the foregoing intention, the obligations of Guarantor shall be limited to such maximum amount as will, after giving effect to all other contingent and fixed liabilities of Guarantor and after giving effect to any collections from or payments made or reasonably expected to be made by or on behalf of any other guarantor of the Obligations in respect of the obligations of such other guarantor under its guarantee or pursuant to its contribution obligations, result in the obligations of Guarantor under this Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal, state or foreign law.

9.This Guarantee shall inure to the benefit of Lender and its successors and assigns, including every holder or owner of any of the Obligations, and shall be binding upon Guarantor and Guarantor’s successors and permitted assigns.  This is a continuing guarantee and shall continue in effect until all Obligations shall be paid or performed in full (other than indemnification, reimbursement or contingent obligations for which no claim has been asserted), at which time, this Guarantee and Guarantor’s obligations hereunder shall automatically terminate.

10.This Guarantee constitutes the entire agreement between Lender and Guarantor with respect to the subject matter hereof, superseding all previous communications and negotiations, and no representation, understanding, promise or condition concerning the subject matter hereof shall be binding upon Lender unless expressed herein.

11.This Guarantee shall be governed by the internal laws (and not the law of conflicts) of the State of Texas.

12.Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any United States federal or Texas state court sitting in Dallas, Texas, and any appellate court in such jurisdiction, in any action or proceeding arising out of or relating to this Guarantee, or for recognition or enforcement of any judgment, and Guarantor hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Texas state or, to the extent permitted by law, in such federal court.  Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Guarantee shall affect any right that Lender may otherwise have to bring any action or proceeding relating to this Guarantee against Guarantor in the courts of any jurisdiction.

13.Guarantor hereby waives any and all right to trial by jury in any action or proceeding relating to this Guarantee, or any document delivered hereunder or in connection herewith, or any transaction arising from or connected to any of the foregoing.  Guarantor represents that this waiver is knowingly, willingly and voluntarily given.

14.Guarantor hereby waives any right it may now or hereafter have to claim or recover from Lender any consequential, exemplary or punitive damages.

[NO FURTHER TEXT ON THIS PAGE]

B-2-4

IN WITNESS WHEREOF, the parties hereto have caused this Guarantee to be duly executed by their duly authorized representatives, all as of the day and year first above written.

GUARANTOR:

TRANSATLANTIC PETROLEUM (USA) CORP.

a Delaware corporation

By:
Name: Tabitha T. Bailey

Title: Vice President and Secretary

Address:

16803 Dallas Parkway

Addison, TX 75001

B-2-5

ACCEPTED AND AGREED TO:

LENDER:

DALEA INVESTMENT GROUP, LLC

a Texas limited liability company

By:
Name:

Title:

Address:

16803 Dallas Parkway

Addison, TX 75001

B-2-6

EXHIBIT C

FORM OF
REQUEST FOR LOAN ADVANCE

Request No.
Date
Amount Requested (List by individual Budget Line Item and aggregate sum)	$

________________, 20__

Dalea Investment Group, LLC
16803 Dallas Parkway
Addison, Texas 75001
Attention:  Michael S. Haynes
Email:  michael.haynes@riatacg.com

Ladies and Gentlemen:

We refer to that certain Amended and Restated Loan Agreement dated as of September 22, 2020 between Dalea Investment Group, LLC (“Lender”) and Transatlantic Petroleum Ltd. (“Borrower”) (as amended, restated or otherwise modified from time to time, the “Loan Agreement”).  Capitalized terms not otherwise defined herein shall have the respective meanings ascribed to such terms in the Loan Agreement.

This request (this “Request”) is delivered to you to request a Loan Advance in the amount of $_______________, to be made to Borrower on _______ ____, 20____, which will bring the total Principal Balance to $________________.

1.	Borrower hereby represents, warrants and certifies as follows:
(a)	No Material Adverse Change has occurred;
(b)	No Default or Event of Default has occurred and is continuing, or will exist after the making of the Loan Advance requested hereby and the use of proceeds thereof;
(c)	The Loan Advance requested does not exceed the Monthly Operating Expense Budgeted Amount (subject to permitted variances);
(d)	All funds previously disbursed have been used in accordance with the Budget (subject to permitted variances) or otherwise in accordance with the provisions of the Loan Agreement;
(e)	After giving effect to this Loan Advance, the Loan will not exceed the Commitment Amount;

(f)

This Loan Advance will be used solely in accordance with the Budget (subject to permitted variances) or otherwise in accordance with the provisions of the Loan Agreement and no item(s) for which payment is requested has been the basis for any prior Loan Advance;

(g)	All representations and warranties of Borrower contained in the Loan Agreement and in all other Loan Documents are true and correct in all material respects as of the date hereof;
(h)

Borrower has no defenses to or offsets against the payment of any amounts due to Lender under or in connection with the Loan, or defenses, claims or counterclaims against the performance of any of its respective obligations under the Loan Documents; and

(i)

Borrower understands that this certification is made for the purpose of inducing Lender to make a Loan Advance to Borrower and that, in making such Loan Advance, Lender will rely upon the accuracy of the matters stated in this certificate; and

2.

Borrower certifies that the statements made in this Request and any documents submitted herewith and identified herein are true and has duly caused this Request to be signed on its behalf by the undersigned, thereunto duly authorized.

Borrower hereby requests that the Loan Advance be disbursed as follows:

AMOUNT: $	Wired to:
ABA Routing No.:
Credit:
Account Name:
Reference:
BORROWER:
TRANSATLANTIC PETROLEUM LTD.
By:
Name:
Title:

SCHEDULE 1.1

PERMITTED ENCUMBRANCES

None.

Schedule 1.1-1

SCHEDULE 2.1

LOAN ADVANCE CONDITIONS

A.INITIAL LOAN ADVANCE

Lender’s obligation to make the initial Loan Advance shall be subject to Lender’s receipt, review, approval and/or confirmation or waiver pursuant to Section 9.4 of the following, at Borrower’s cost and expense, each in form and content satisfactory to Lender in its sole discretion:

1.	Loan Documents. True and correct copies of the Loan Documents executed by Borrower and each other party thereto.
2.

Liens.  All Loan Documents, along with any other document (including any UCC financing statement) required to be filed, registered or recorded in order to create in favor of Lender a perfected first priority Lien on the Collateral, subject to any Permitted Encumbrances, which in each case shall be in proper form for filing, registration or recordation.

3.

Consents.  Any consent, approval, authorization or order of any Governmental Authority or third party that is required for the execution, delivery and performance by Borrower of, or compliance by Borrower with, this Agreement, any other Loan Document, or the consummation of the transactions contemplated hereby.

4.

Organizational Documents.  All documents evidencing the formation, organization, valid existence, good standing, and due authorization of and for Borrower and the authorization for the execution, delivery, and performance of the Loan Documents by Borrower, which organizational documents shall be consistent with Section 5.1.1 hereof.

5.

Searches.  Current bankruptcy, tax lien, litigation and judgment searches of Borrower and searches of all UCC financing statements (or similar statements required to be filed to perfect a security interest in property) filed in each place such financing statements or other similar statements are to be filed hereunder, demonstrating the absence of adverse claims.

6.

Financial Statements.  Current annual financial statements of Borrower and its Subsidiaries, each in form and substance acceptable to Lender and certified by an officer of Borrower other than N. Malone Mitchell 3rd.  Borrower shall provide such other additional financial information as Lender reasonably requires.

7.

Costs and Expenses.  Payment of Lender’s reasonable and documented out-of-pocket costs and expenses in underwriting, and preparing the Loan Documents, including fees and expenses of one (1) outside counsel firm; provided that Borrower shall not be obligated to pay more than Fifty Thousand Dollars ($50,000) for such costs and expenses.

8.	Additional Documents. Such other documents or items as Lender or its counsel may reasonably require.

Schedule 2.1-1

B.LOAN ADVANCE CONDITIONS

1.Conditions for each Loan Advance.

As a condition precedent to each Loan Advance (including the initial Loan Advance), in addition to satisfaction of all conditions for disbursements set forth in Section 2.1.3(a) and Section 2.1.3(c), Borrower shall furnish or cause to be furnished to Lender at least ten (10) Business Days prior to the requested date of disbursement a completed Request for Advance in form satisfactory to Lender and executed by Borrower.

The initial Loan Advance shall be $100,000, which shall be eligible for draw by Borrower upon execution of the Loan and Security Agreement.

After the initial Loan Advance, Borrower shall not be entitled to any subsequent Loan Advance until after filing with the Securities Exchange Commission (“SEC”) the Proxy Statement, in form and substance reasonably satisfactory to Lender, pursuant to Section 5.4 of the Agreement and Plan of Merger by and among TAT Holdco LLC, TAT Merger Sub LLC, and TransAtlantic Petroleum Ltd. (the “Merger Agreement”).

After the initial Loan Advance, Borrower shall not be entitled to any subsequent Loan Advance if Borrower without Lender’s prior written consent, withdraws or ceases to diligently pursue (a) approval of the Proxy Statement by the SEC.

After the approval of the Proxy Statement by the SEC, Borrower shall not be entitled to any subsequent Loan Advance until Borrower calls and give notice of the Company Shareholders Meeting pursuant to Section 5.5 of the Merger Agreement.

After the approval of the Proxy Statement by the SEC, Borrower shall not be entitled to any subsequent Loan Advance if Borrower without Lender’s prior written consent, withdraws or ceases to diligently secure the Requisite Company Vote pursuant to Section 5.5 of the Merger Agreement.

2.Loan Advance Disbursement.

Lender shall disburse each Loan Advance pursuant to an instruction of Borrower in accordance with the terms of this Agreement.  Borrower agrees to pay all reasonable and documented out-of-pocket fees and expenses of Lender (including one outside counsel firm) incurred in connection with any such disbursement pursuant to this Agreement.  Loan Advances shall be deemed fully made to Borrower on the date of disbursement in accordance with an instruction of Borrower.  Lender shall not make Loan Advances more frequently than monthly.

Schedule 2.1-2

SCHEDULE 5.1.7(b)

COLLATERAL FILING OFFICES

Washington, D.C.	DC Office of Recorder of Deeds 1101 4th Street, SW, Suite 500W Washington, DC 20024 (202) 727-5374

Schedule 5.1.7(b)-1

SCHEDULE 5.1.7(c)

PLEDGED STOCK

Pledged Stock	Percentage Interest
TRANSATLANTIC WORLDWIDE, LTD., a Bahamas international business company	100%
TRANSATLANTIC PETROLEUM (USA) CORP., a Delaware corporation	100%

Schedule 5.1.7(c)-1

SCHEDULE 6.2.6

PERMITTED INDEBTEDNESS

None.

Schedule 6.2.6-1